Filed with the Securities and Exchange Commission on January 6, 1999


                           Registration No. 333-26695
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                         Post-Effective Amendment No. 2
                                   On Form S-2


            Registration Statement Under The Securities Act of 1933*

                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
             (Exact name of registrant as specified in its charter)

                                   CONNECTICUT
         (State or other jurisdiction of incorporation or organization)

                                       63
            (Primary Standard Industrial Classification Code Number)

                                   06-1241288
                      (I.R.S. Employer Identification No.)

         ONE CORPORATE DRIVE, SHELTON, CONNECTICUT 06484 (203) 926-1888 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    M. PRISCILLA PANNELL, CORPORATE SECRETARY
                 ONE CORPORATE DRIVE, SHELTON, CONNECTICUT 06484
        (203) 926-1888 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    Copy To:

                              JOHN T. BUCKLEY, ESQ.
                                WERNER & KENNEDY
             1633 Broadway, New York, New York 10019 (212) 408-6900
             -------------------------------------------------------

                                Approximate  date of  commencement  of  proposed
                  sale to the public: May 1, 1999 or as soon as practicable after the effective date of this Registration Statement

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following: X . --

If the registrant elects to deliver its latest annual report to security holders, or a complete and legible facsimile thereof, pursuant to Item 11(a)(1) of the Form, check the following: .

====================================================================================================================================
                         Calculation of Registration Fee
            Title of each                                 Proposed              Proposed
              class of                                     maximum               maximum
             securities              Amount               offering              aggregate             Amount of
                to be                 to be                 price               offering            registration
             registered            registered             per unit                price                  fee
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
          Annuity Contracts                                                         $                     $
---------------------------------------------------------------------------------------------------------------------------------

*The proposed aggregate offering price is estimated solely for determining the registration fee. The amount to be registered and the proposed maximum offering price per unit are not applicable since these securities are not issued in predetermined amounts or units.

================================================================================
Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
ASPro






                                     AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                                 One Corporate Drive, Shelton, Connecticut 06484


This Prospectus describes a flexible premium deferred annuity (the "Annuity") offered by American Skandia Life Assurance Corporation ("we", "our" or "us"). The Annuity may be offered as an individual annuity contract or as an interest in a group annuity. This Prospectus describes the important features of the Annuity and what you should consider before purchasing the Annuity. We have also filed a Statement of Additional Information that is available from us, without charge, upon your request. The Annuity or certain of its investment options may not be available in all states. Various rights and benefits may differ between states to meet applicable laws and/or regulations. Certain terms are capitalized in this prospectus. Those terms are either defined in the Glossary of Terms or in the context of the particular section.


WHY WOULD I CHOOSE TO PURCHASE THIS ANNUITY?
This Annuity is frequently used for retirement planning. It may be used as an investment vehicle for an IRA, SEP-IRA, Tax Sheltered Annuity (403(b)), Roth IRA. It may also be used for other purposes that are not "qualified" investments. The Annuity allows you to invest your money in a number of variable investment options as well as in one or more fixed investment options. You are not taxed on any investment gains the Annuity earns until you make a withdrawal from the Annuity or begin to receive annuity payments. This feature, referred to as "tax-deferral", can be beneficial to the growth of your Account Value because money that would otherwise be needed to pay taxes on investment gains each year remains invested and can earn additional money. However, because the Annuity is designed for long-term retirement savings, a 10% penalty tax may be applied on withdrawals you make before you reach age 59 1/2.

WHAT ARE SOME OF THE KEY FEATURES OF THE ANNUITY?
o The Annuity is a "flexible premium deferred annuity." It is called "flexible premium" because you have considerable flexibility in the timing and amount of premium payments. Generally, investors "defer" receiving annuity payments until after an accumulation period.

o This Annuity offers both variable and fixed investment options. If you allocate your Account Value to variable investment options, the value of your Annuity will vary daily to reflect the investment performance of the underlying investment options. Fixed investment options of different durations are offered that are guaranteed by us, but may have a Market Value Adjustment.
o The Annuity features two distinct phases - the accumulation period and the payout period. During the accumulation period your Account Value is allocated to one or more underlying investment options. Each variable investment option invests in an underlying mutual fund portfolio. Currently, portfolios of the following underlying mutual funds are being offered: American Skandia Trust, The Alger American Fund, Montgomery Variable Series and Life & Annuity Trust.

o During the payout period, commonly called "annuitization," you can elect to receive fixed annuity payments (1) for life; (2) for life with a guaranteed minimum number of payments; (3) based on joint lives; or (4) for a guaranteed number of payments.
o This Annuity offers a death benefit that may provide your beneficiaries with protection against downturns in the value of your investment if you die.

o You are allowed to withdraw a certain amount of money from your Annuity on an annual basis free of any charges. Other product features allow you to access your Account Value as necessary, although a charge may apply.

o Transfers between investment options are tax-free. You may make twelve transfers each year free of charge. We also offer several programs that enable you to manage your Account Value as your financial needs and investment performance change.

HOW DO I PURCHASE THIS ANNUITY?

We sell the Annuity through licensed, registered financial professionals. You must complete an application and submit a minimum initial purchase payment of $1,000. We may allow you to make a lower initial purchase payment provided that the purchase payments received in the first Annuity Year total at least $1,000. If the Annuity is owned by an individual or individuals, the oldest of those persons must be age 75 or under. If the Annuity is owned by an entity, the annuitant must be age 75 or under.


--------------------------------------------------------------------------------
These annuities are NOT deposits or obligations of, or issued, guaranteed or endorsed by, any bank, are NOT insured or guaranteed by the U.S. government, the Federal Deposit Insurance Corporation (FDIC), the Federal Reserve Board or any other agency. An investment in this annuity involves certain investment risks, including possible loss of principal.
--------------------------------------------------------------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. PLEASE READ THIS PROSPECTUS AND THE CURRENT PROSPECTUS FOR THE UNDERLYING MUTUAL FUNDS. KEEP THEM FOR FUTURE REFERENCE.
                  FOR FURTHER INFORMATION CALL 1-800-752-6342.
Prospectus Dated: May 1, 1999
ASPro-PROS-(05/99)        Statement of Additional Information Dated: May 1, 1999


TABLE OF CONTENTS


SUMMARY OF CONTRACT FEES AND CHARGES...............................................................................................4


INVESTMENT OPTIONS.................................................................................................................4

   WHAT ARE THE INVESTMENT OBJECTIVES, POLICIES AND EXPENSES OF THE PORTFOLIOS?....................................................4
   WHAT ARE THE FIXED INVESTMENT OPTIONS?..........................................................................................8

FEES AND CHARGES...................................................................................................................8

   WHAT ARE THE CONTRACT FEES AND CHARGES?.........................................................................................8
   WHAT CHARGES APPLY SOLELY TO THE VARIABLE INVESTMENT OPTIONS?...................................................................9
   WHAT CHARGES APPLY TO THE FIXED ALLOCATIONS?....................................................................................9
   WHAT CHARGES APPLY IF I CHOOSE AN ANNUITY PAYOUT?...............................................................................9

PURCHASING YOUR ANNUITY............................................................................................................9

   WHAT ARE OUR REQUIREMENTS FOR PURCHASING THE ANNUITY?...........................................................................9

MANAGING YOUR ANNUITY.............................................................................................................10

   MAY I CHANGE THE OWNER, ANNUITANT AND BENEFICIARY DESIGNATIONS?................................................................10
   MAY I RETURN THE ANNUITY IF I CHANGE MY MIND?..................................................................................10
   MAY I MAKE ADDITIONAL PURCHASE PAYMENTS?.......................................................................................10
   MAY I MAKE SCHEDULED PAYMENTS DIRECTLY FROM MY BANK ACCOUNT?...................................................................10
   MAY I MAKE PURCHASE PAYMENTS THROUGH A SALARY REDUCTION PROGRAM?...............................................................10

MANAGING YOUR ACCOUNT VALUE.......................................................................................................10

   HOW AND WHEN ARE PURCHASE PAYMENTS INVESTED?...................................................................................11
   ARE THERE RESTRICTIONS OR CHARGES ON TRANSFERS BETWEEN INVESTMENT OPTIONS?.....................................................11
   DO YOU OFFER DOLLAR COST AVERAGING?............................................................................................11
   DO YOU OFFER ANY AUTOMATIC REBALANCING PROGRAMS?...............................................................................11
   DO YOU OFFER A PROGRAM TO BALANCE FIXED AND VARIABLE INVESTMENTS?..............................................................12
   MAY I AUTHORIZE MY FINANCIAL REPRESENTATIVE TO MANAGE MY ACCOUNT?..............................................................12
   HOW DO THE FIXED INVESTMENT OPTIONS WORK?......................................................................................12
   HOW DO YOU DETERMINE RATES FOR FIXED ALLOCATIONS?..............................................................................13
   HOW DOES THE MARKET VALUE ADJUSTMENT WORK?.....................................................................................13
   WHAT HAPPENS WHEN MY GUARANTEE PERIOD MATURES?.................................................................................14

ACCESS TO ACCOUNT VALUE...........................................................................................................14

   WHAT TYPES OF DISTRIBUTIONS ARE AVAILABLE TO ME?...............................................................................14
   ARE THERE TAX IMPLICATIONS FOR DISTRIBUTIONS?..................................................................................14
   CAN I WITHDRAW A PORTION OF MY ANNUITY?........................................................................................14
   IS THERE A CHARGE FOR A PARTIAL WITHDRAWAL?....................................................................................14
   CAN I MAKE WITHDRAWALS FROM MY ANNUITY WITHOUT A CDSC?.........................................................................15
   HOW MUCH CAN I WITHDRAW AS A FREE WITHDRAWAL?..................................................................................15
   CAN I MAKE PERIODIC WITHDRAWALS FROM THE ANNUITY DURING THE ACCUMULATION PERIOD?...............................................15
   DO YOU OFFER A PROGRAM FOR WITHDRAWALS UNDER SECTION 72(T) OF THE INTERNAL REVENUE CODE?.......................................15
   WHAT ARE MINIMUM DISTRIBUTIONS AND WHEN WOULD I NEED TO MAKE THEM?.............................................................16
   CAN I SURRENDER MY ANNUITY FOR ITS VALUE?......................................................................................16
   WHAT IS A MEDICALLY-RELATED SURRENDER AND HOW DO I QUALIFY?....................................................................16
   WHAT TYPES OF ANNUITY PAYMENT OPTIONS ARE AVAILABLE UPON ANNUITIZATION?........................................................16
   HOW AND WHEN DO I CHOOSE THE ANNUITY PAYMENT OPTION?...........................................................................17
   HOW ARE ANNUITY PAYMENTS CALCULATED?...........................................................................................17
   WHAT TRIGGERS THE PAYMENT OF A DEATH BENEFIT?..................................................................................17
   WHAT OPTIONS ARE AVAILABLE TO MY BENEFICIARY UPON MY DEATH?....................................................................19
   WHEN DO YOU DETERMINE THE DEATH BENEFIT?.......................................................................................19

VALUING YOUR INVESTMENT...........................................................................................................19

   HOW IS MY ACCOUNT VALUE DETERMINED?............................................................................................19
   WHAT IS THE SURRENDER VALUE OF MY ANNUITY?.....................................................................................19
   HOW AND WHEN DO YOU VALUE THE SUB-ACCOUNTS?....................................................................................19
   HOW DO YOU VALUE FIXED ALLOCATIONS?............................................................................................20
   WHEN DO YOU PROCESS AND VALUE TRANSACTIONS?....................................................................................20

TAX CONSIDERATIONS................................................................................................................20

   WHAT ARE SOME OF THE FEDERAL TAX CONSIDERATIONS OF THIS ANNUITY?...............................................................20
   HOW IS AMERICAN SKANDIA AND THE SEPARATE ACCOUNT TAXED?........................................................................20
   IN GENERAL, HOW ARE ANNUITIES TAXED?...........................................................................................20
   HOW ARE DISTRIBUTIONS TAXED?...................................................................................................21
   WHAT TAX CONSIDERATIONS ARE THERE FOR TAX-QUALIFIED RETIREMENT PLANS OR QUALIFIED CONTRACTS?...................................22
   HOW ARE DISTRIBUTIONS FROM TAX-QUALIFIED RETIREMENT PLANS TAXED?...............................................................23
   GENERAL TAX CONSIDERATIONS.....................................................................................................24

GENERAL INFORMATION...............................................................................................................25

   HOW WILL I RECEIVE STATEMENTS AND REPORTS?.....................................................................................25
   WHO IS AMERICAN SKANDIA?.......................................................................................................25
   WHAT ARE SEPARATE ACCOUNTS?....................................................................................................26
   WHAT IS THE LEGAL STRUCTURE OF THE UNDERLYING FUNDS?...........................................................................27
   WHO DISTRIBUTES ANNUITIES OFFERED BY AMERICAN SKANDIA?.........................................................................27
   AVAILABLE INFORMATION..........................................................................................................28
   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE................................................................................28
   HOW TO CONTACT US..............................................................................................................28
   INDEMNIFICATION................................................................................................................29
   LEGAL PROCEEDINGS..............................................................................................................29
   EXECUTIVE OFFICERS AND DIRECTORS...............................................................................................29

GLOSSARY OF TERMS.................................................................................................................33


FINANCIAL INFORMATION.............................................................................................................34

   EXPENSE EXAMPLES:..............................................................................................................35
   CONDENSED FINANCIAL INFORMATION ABOUT SEPARATE ACCOUNT B.......................................................................36
   FINANCIAL INFORMATION ABOUT AMERICAN SKANDIA...................................................................................38

SUMMARY OF CONTRACT FEES AND CHARGES


Below is a summary of the fees and expenses we charge for the Annuity. Some charges are assessed against your Annuity while others are assessed against assets allocated to the variable investment options. The charges that are assessed against the Annuity include the Contingent Deferred Sales Charge, Annual Maintenance Fee, Transfer Fee and the Tax Charge. The charge that is assessed against the variable investment options is the Insurance Charge, which is the combination of a mortality and expense risk charge and a charge for administration of the Annuity. Each underlying mutual fund portfolio assesses a charge for investment management and for other expenses. The prospectus for each underlying mutual fund provides more detailed information about the expenses for the underlying funds. In certain states, a premium tax charge may be applicable. All of these fees and expenses are described in more detail within this Prospectus.


------------------------------- ------------------------------------- --------------------------------------------------------------
         FEE/EXPENSE                       WHEN DEDUCTED                                      AMOUNT DEDUCTED/
                                                                                            DESCRIPTION OF CHARGE
------------------------------- -------------------------------------
------------------------------- ------------------------------------- ------- ------- -------- ------- ------- -------- ------- ----
                                        Upon Surrender or           Yr. 1   Yr. 2    Yr. 3   Yr. 4   Yr. 5    Yr. 6   Yr. 7   Yr. 8+
Contingent Deferred Sales               Partial Withdrawal
Charge                          Applicable period measured from the
                                date  each purchase payment is
                                allocated
------------------------------- ----------------------------------- ------- ------- -------- ------- ------- -------- ------- ------
------------------------------- ----------------------------------- ------- ------- -------- ------- ------- -------- ------- ------
                                                                     7.5%    7.0%    6.0%     5.0%    4.0%    3.0%     2.0%    0.0%

------------------------------- -----------------------------------
------------------------------- -----------------------------------
                                                                    The charge is a percentage of each applicable purchase payment
------------------------------- ----------------------------------- --------------------------------------------------------------
------------------------------- ----------------------------------- --------------------------------------------------------------
Insurance Charge                                                               1.40% per year of the value of each Sub-account
(Mortality, Expense Risk and                   Daily                         (0.90% mortality/0.35% expense/0.15% administration
Administration Charge)                                                               (Variable Investment Options only)
------------------------------- ----------------------------------- --------------------------------------------------------------
------------------------------- ----------------------------------- --------------------------------------------------------------
Annual Maintenance Fee               Annually on the contract's                     Smaller of $30 or 2% of Account Value
                                 anniversary date or upon surrender
------------------------------- ----------------------------------- ----------------------------------------------------------------
------------------------------- ----------------------------------- ----------------------------------------------------------------
Transfer Fee                        After the 12th transfer each                                   $10.00
                                            annuity year
------------------------------- ----------------------------------- ----------------------------------------------------------------
------------------------------- ----------------------------------- ----------------------------------------------------------------
Tax Charge                                    Various                    Depends on the requirements of the applicable jurisdiction

------------------------------- ----------------------------------- ----------------------------------------------------------------
------------------------------- ----------------------------------- ----------------------------------------------------------------
Underlying Portfolio                           Daily                Each Portfolio has different fees and charges as provided in the
Expenses                                                              "What are the Investment Objectives, Policies and Expenses of
                                                                      the Portfolios?" section of this Prospectus.  For the period ended 12-31-98, total Portfolio expenses ranged from 0.69% to
                                                                      1.81%.
------------------------------- ------------------------------------- --------------------------------------------------------------

INVESTMENT OPTIONS


WHAT ARE THE INVESTMENT OBJECTIVES, POLICIES AND EXPENSES OF THE PORTFOLIOS?


Each variable investment option is a Sub-account of the Separate Account (see "What are Separate Accounts" for more detailed information.) Each Sub-account invests exclusively in one Portfolio. You should carefully read the prospectus for any Portfolio in which you are interested. The following chart classifies each of the Portfolios based on our assessment of their investment style (as of the date of this Prospectus). The chart also provides a short description of each Portfolio's investment objective (in italics) and a short, summary description of their key policies to assist you in determining which Portfolios may be of interest to you. Next to each Portfolio's investment objective and policies are the investment management fee, other expenses, and the total annual expenses for such Portfolio as of December 31, 1998. The total annual expenses are the sum of the investment management fee and other expenses. Each figure is stated as a percentage of the Portfolio's average daily net assets. Except as noted, all expenses shown are after any applicable reimbursement or waiver of fees. Any footnotes about expenses appear after the list of all the portfolios. The underlying mutual fund portfolio information was provided by the underlying mutual funds and has not been independently verified by us. Details about the investment objectives, policies, risks, costs and management of the Portfolios are found in the prospectuses for the underlying mutual funds. There is no guarantee that any underlying mutual fund portfolios will meet its investment objective.


Please refer to Appendix A for certain required financial information related to the historical performance of the Sub-accounts as well as examples of the expenses that you would incur with the Annuity over certain periods of time based on specified assumptions.

The Securities and Exchange Commission ("SEC") requires these examples.


------------------- ----------------------------------------------------------------------------------- ---------- --------- -------

                                                                                                         Invest-    Other      Total
      Style/                                   Investment Objectives/Policies                            ment      Expenses   Annual
       Type                                                                                              Manage-            Expenses
                                                                                                         ment Fee
------------------- ----------------------------------------------------------------------------------- --------- --------- --------
------------------- ----------------------------------------------------------------------------------- --------- --------- --------

                    AST JanCap Growth: growth of capital in a manner consistent with the preservation
                    of capital.  The Portfolio pursues its objective by emphasizing investments in       0.88%     0.18%    1.06%(1)
                    common stocks.







LARGE CAP
      GROWTH


                    ----------------------------------------------------------------------------------- --------- --------- --------
                    ----------------------------------------------------------------------------------- --------- --------- --------

                    AST Marsico Capital Growth*: to seek capital growth.  Income realization is not an investment objective and any income realized on the Portfolio's investments, therefore, will be incidental to the Portfolio's objective.  The Portfolio will
                    pursue its objective by investing primarily in common stocks in industries and       0.90%     0.21%      1.11%
                    companies the sub-advisor believes are experiencing favorable demand for their products and services, and which operate in a favorable competitive and regulatory environment.

                    ----------------------------------------------------------------------------------- --------- --------- --------
                    ----------------------------------------------------------------------------------- --------- --------- --------

                    Alger American Growth: long-term capital appreciation.  Except during temporary
                    defensive periods, the Portfolio invests at least 65% of its total assets in equity  0.75%     0.04%       0.79%
                    securities of companies that, at the time of purchase,  have total market capitalization of $1 billion or greater.

                    ----------------------------------------------------------------------------------- --------- --------- --------
                    ----------------------------------------------------------------------------------- --------- --------- --------
                    Alger American MidCap Growth: long-term capital appreciation.  Except during temporary defensive periods, the Portfolio invests at least 65% of its total assets
                    in equity securities of companies that, at the time of purchase of the securities,    0.80%     0.04%      0.84%
                    have  total  market   capitalization  within  the  range  of
                    companies  included  in the S&P MidCap  400  Index,  updated quarterly.
                    ----------------------------------------------------------------------------------- --------- --------- --------
                    ----------------------------------------------------------------------------------- --------- --------- --------

                    AST Bankers Trust Enhanced 500*: to outperform the Standard & Poor's 500 Composite
                    Stock Price Index (the "S&P 500(R)") through stock selection resulting in different weightings of common stocks relative to the index.  The Portfolio will include the
                    common stocks of companies included in the S&P 500(R).  While the majority of the     0.60%     0.20%   0.80%(2)
                    issues held by the Portfolio will have neutral weightings to
                    the  S&P   500,   approximately   100   will  be   over-  or
                    under-weighted relative to the index.

                    ----------------------------------------------------------------------------------- --------- --------- --------
                    ----------------------------------------------------------------------------------- --------- --------- --------

                    AST Oppenheimer Large-Cap Growth: seeks capital appreciation.  The Portfolio does not invest to seek current income.  The Portfolio emphasizes investment in common
                    stocks issued by established large-capitalization growth companies.  For purposes     0.90%     0.23%   1.13%(3)
                    of the Portfolio, large-cap companies have market capitalizations greater than $5 billion.  Investment opportunities may be sought among securities of smaller, less well-known companies.  This Portfolio is not intended for investors seeking assured income or preservation of capital.

------------------- ----------------------------------------------------------------------------------- --------- --------- --------
------------------- ----------------------------------------------------------------------------------- --------- --------- --------

                    AST Lord Abbett Growth and Income: long-term growth of capital and income while attempting to avoid excessive fluctuations in market value.  Normally, investments
                    will be made in common stocks of seasoned companies which are expected to show        0.75%     0.18%      0.93%
                    above-average growth and which the Portfolio's sub-advisor believes to be in sound financial condition.
LARGE CAP
      VALUE

                    ----------------------------------------------------------------------------------- --------- --------- --------
                    ----------------------------------------------------------------------------------- --------- --------- --------

                    AST Putnam Value Growth & Income: to seek capital growth with current income as a secondary objective.  The Portfolio invests primarily in common stocks that offer
                    potential for capital growth, and may, consistent with its investment objectives,     0.75%     0.48%      1.23%
                    invest in stocks that offer  potential  for current  income.
                    The  Portfolio  may  invest  up to  20%  of  its  assets  in securities traded in foreign markets.

                    ----------------------------------------------------------------------------------- --------- --------- --------
                    ----------------------------------------------------------------------------------- --------- --------- --------
                    AST INVESCO Equity Income: to seek high current income while following sound investment practices.  Capital growth is a secondary consideration. The Portfolio seeks to achieve its objective by investing in securities which will provide a
                    relatively high-yield and stable return and which, over the years, may also provide   0.75%     0.20%      0.95%
                    capital appreciation.  The Portfolio normally will invest at least 65% of its assets in dividend-paying, marketable common stocks of domestic and foreign industrial issuers.
------------------- ----------------------------------------------------------------------------------- --------- --------- --------
------------------- ----------------------------------------------------------------------------------- --------- --------- --------

                    AST Neuberger Berman Mid-Cap Growth*: to seek capital appreciation.  The Portfolio invests in a diversified portfolio of common stocks believed to have the maximum
  MID CAP GROWTH    potential for long-term above-average capital appreciation.  Under normal             0.90%     0.24%   1.14%(4)
                    conditions, the Portfolio primarily invests in the common stocks of companies with equity market capitalizations from $300 million to $10 billion at the time of investment.  The Portfolio does not seek to invest in securities that pay dividends or interest, and any such income is incidental.

------------------- ----------------------------------------------------------------------------------- -------- ---------- --------
------------------- ----------------------------------------------------------------------------------- -------- ---------- --------
                    AST T. Rowe Price Natural Resources: to seek long-term growth of capital through investment primarily in common stocks of companies which own or develop natural
                    resources and other basic commodities.  The Portfolio will invest primarily (at       0.90%     0.26%      1.16%
                    least 65% of its total assets) in common stocks of companies which own or develop
  MID CAP VALUE     natural resources and other basic commodities.
                    ------------------------------------------------------------------------------------ --------- --------- -------
                    ------------------------------------------------------------------------------------ --------- --------- -------

                    AST Neuberger Berman Mid-Cap Value*: to seek capital growth.  The Portfolio seeks capital growth through an investment approach that is designed to increase capital
                    with reasonable risk.  The Portfolio invests principally in common stocks of medium   0.90%     0.25%   1.15%(5)
                    to  large  capitalization  established  companies,  using  a value-oriented  investment  approach.  The Sub-advisor looks for securities  believed to be  undervalued  based on strong
                    fundamentals,   including  a  low  price-to-earnings  ratio,
                    consistent cash flow, and the company's track record through all parts of the market cycle.

                    ----------------------------------------------------------------------------------- --------- --------- --------
                    ----------------------------------------------------------------------------------- --------- --------- --------

                    AST Cohen & Steers Realty*: to maximize total return through investment in real estate securities.  The Portfolio pursues its  investment  objective  of  maximizing  total  return by
                    seeking,   with   approximately   equal  emphasis,   capital
                    appreciation  (both  realized  and  unrealized)  and current income.  Under  normal  circumstances,  the  Portfolio  will invest  substantially  all  of  its  assets  in  the  equity securities of
                    "real estate companies".  Real estate companies include those companies that derive   1.00%     0.29%      1.29%
                    at  least   50%  of  its   revenues   from  the   ownership,
                    construction,  financing,  management or sale of commercial, industrial,  or residential real estate or that has at least
                    50% of its assets in such real estate.

------------------- ----------------------------------------------------------------------------------- --------- --------- --------
------------------- ----------------------------------------------------------------------------------- --------- --------- --------

                    AST Kemper Small-Cap Growth*: seeks maximum appreciation of investors' capital from a portfolio primarily of growth stocks of smaller companies.  The Portfolio seeks
                    maximum appreciation of investors' capital.  Current income will not be a             0.95%     0.40%   1.35%(6)
                    significant factor.  The Portfolio's investment portfolio will normally consist
 SMALL CAP GROWTH   primarily of common stocks and securities convertible into or exchangeable for common stocks, including warrants and rights.  The Portfolio is designed as a long-term  investment involving  substantial  financial risk commensurate with potential substantial gains.

                    ----------------------------------------------------------------------------------- --------- --------- --------
                    ----------------------------------------------------------------------------------- --------- --------- --------

                    AST Janus Small-Cap Growth: seeks capital appreciation.  The Portfolio pursues its
                    objective by normally investing at least 65% of its total assets in securities        0.90%     0.23%   1.13%(7)
                    issued by  small-sized  companies.  The  Portfolio  may also invest  in stocks of larger  companies  with  potential  for capital appreciation.

------------------- ----------------------------------------------------------------------------------- --------- --------- --------
------------------- ----------------------------------------------------------------------------------- --------- --------- --------

                    AST T. Rowe Price Small Company Value: to provide long-term capital appreciation by investing primarily in small-capitalization stocks that appear to be undervalued.
                    The Portfolio will invest at least 65% of its total assets in companies with a
                    market capitalization of $1 billion or less that appear undervalued by various        0.90%     0.26%      1.16%
 SMALL CAP VALUE    measures, such as price/earnings or price/book value ratios.  Investing in small
                    companies   involves   greater  risk,  as  well  as  greater
                    opportunity,   than  is  customarily  associated  with  more
                    established companies.

                    ----------------------------------------------------------------------------------- --------- --------- --------
                    ----------------------------------------------------------------------------------- --------- --------- --------

                    AST Lord Abbett Small Cap Value*: to seek long-term capital appreciation.
                    Investments will be primarily made in equity securities which are believed to be
                    undervalued.  Under normal circumstances, the Portfolio will invest at least 65% of   0.95%     0.37%      1.32%
                    its assets in common stocks issued by smaller, less well-known companies, with market  capitalizations  of less  than $1  billion.  Smaller companies may carry more risk than larger companies.

------------------- ----------------------------------------------------------------------------------- --------- --------- --------
------------------- ----------------------------------------------------------------------------------- --------- --------- --------

                    AST Janus Overseas Growth: to seek long-term growth of capital.  The Portfolio
                    pursues its objective primarily through investments in common stocks of issuers       1.00%     0.35%      1.35%
                    located outside the United States.



  INTER-NATIONAL
      EQUITY

                    ----------------------------------------------------------------------------------- --------- --------- --------
                    ----------------------------------------------------------------------------------- --------- --------- --------
                    AST American Century International Growth: to seek capital growth.  The Portfolio will invest primarily in issuers in developed markets.  Under normal conditions,
                    the Portfolio will invest at least 65% of its assets in equity and equity             1.00%     0.75%      1.75%
                    equivalent   securities  of  issuers  from  at  least  three
                    different countries outside the United States.
                    ----------------------------------------------------------------------------------- --------- --------- --------
                    ----------------------------------------------------------------------------------- --------- --------- --------
                    AST Putnam International Equity: to seek capital appreciation.  The Portfolio seeks its objective by investing primarily in equity securities of companies located in a
                    country other than the United States.  The Portfolio will, under normal               0.88%     0.27%      1.15%
                    circumstances,  invest at least  65% of its total  assets in issuers located in at least three different  countries other than the United States.
                    ----------------------------------------------------------------------------------- --------- --------- --------
                    ----------------------------------------------------------------------------------- --------- --------- --------
                    AST T. Rowe Price International Equity: to seek total return of its assets from long-term growth of capital and income, principally through investments in common
                    stock of established, non-U.S. companies.  The Portfolio intends to diversify         1.00%     0.26%      1.26%
                    broadly among countries and to normally have at least three different countries represented in the Portfolio.
                    ----------------------------------------------------------------------------------- --------- --------- --------
                    ----------------------------------------------------------------------------------- --------- --------- --------

                    AST Founders Passport: to seek capital appreciation.  The Portfolio invests primarily in securities issued by foreign companies which have market capitalizations or annual revenues of $1 billion or less.  At least 65% of the
                    Portfolio's assets will normally be invested in foreign securities representing a
                    minimum of three countries.  The Portfolio will normally invest a significant         1.00%     0.35%      1.35%
                    proportion of its assets in the securities of small and medium-sized companies, which involves  greater risk than is customarily  associated with more established companies.

                    ----------------------------------------------------------------------------------- --------- --------- --------
                    ----------------------------------------------------------------------------------- --------- --------- --------

                    Montgomery Variable Series - Emerging Markets: capital appreciation, which under normal conditions it seeks by investing at least 65% of its total assets in equity
                    securities of companies in countries having emerging markets.  Under normal           1.25%     0.50%    1.75(8)
                    conditions, investments are maintained in at least six emerging market countries at all times and no more than 35% of total  assets are invested in any one emerging market country.

------------------- ----------------------------------------------------------------------------------- --------- --------- --------
------------------- ----------------------------------------------------------------------------------- --------- --------- --------

                    AST American Century Strategic Balanced: to seek capital growth and current income.  It is the intention of the Portfolio's sub-advisor to maintain
                    approximately 60% of the Portfolio's assets in common stocks that are considered by   0.85%     0.40%   1.25%(9)
                    the sub-advisor to have better-than-average prospects for appreciation and the remainder in bonds and other fixed income securities.
    BALANCED/
ASSET ALLOCAT-ION

                    ----------------------------------------------------------------------------------- --------- --------- --------
                    ----------------------------------------------------------------------------------- --------- --------- --------
                    AST Putnam Balanced: to provide a balanced investment composed of a well-diversified portfolio of stocks and bonds which will produce both capital growth and current income.  The Portfolio may invest in almost any type of security or negotiable instrument, including cash or money market instruments.  The portion
                    of the Portfolio's assets invested in equity securities and fixed income securities   0.74%     0.29%      1.03%
                    will vary from time to time in light of the Portfolio's investment objective, changes in interest rates and economic of other factors.  Under normal market conditions,  it  is  expected  that  at  least  25%  of  the
                    Portfolio's  total  assets will be invested in fixed  income securities.
                    ----------------------------------------------------------------------------------- --------- --------- --------
                    ----------------------------------------------------------------------------------- --------- --------- --------
                    AST T. Rowe Price Asset Allocation: to seek a high level of total return by investing primarily in a diversified group of fixed income and equity securities.
                    Under normal conditions over the long-term, the Portfolio expects to allocate its     0.85%     0.28%      1.13%
                    assets so that  approximately  40% of its assets  will be in fixed  income  securities  and  approximately  60% in equity securities.
------------------- ----------------------------------------------------------------------------------- --------- --------- --------
------------------- ----------------------------------------------------------------------------------- --------- --------- --------

                    AST PIMCO Total Return Bond: to seek to maximize total return consistent with
                    preservation of capital.  The Portfolio will invest in a diversified portfolio of     0.65%     0.21%      0.86%
                    fixed-income securities of varying maturities with a portfolio duration from three to six years.


   FIXED INCOME

                    ----------------------------------------------------------------------------------- --------- --------- --------
                    ----------------------------------------------------------------------------------- --------- --------- --------
                    AST PIMCO Limited Maturity Bond: to seek to maximize total return, consistent with preservation of capital and prudent investment management.  The Portfolio will
                    invest in a diversified portfolio of fixed income securities of varying maturities    0.65%     0.23%      0.88%
                    with a portfolio duration from one to three years.
                    ----------------------------------------------------------------------------------- --------- --------- --------
                    ----------------------------------------------------------------------------------- --------- --------- --------

                    AST T. Rowe Price International Bond: seeks to provide high current income and capital appreciation by investing in high-quality, non dollar-denominated government and corporate bonds outside the United States.  The Portfolio will invest at least 65% of its assets in high-quality, non dollar-denominated
                    government and corporate bonds outside the United States.  The Portfolio may also     0.80%     0.31%      1.11%
                    invest up to 20% of its assets in below investment-grade, high-risk bonds, including  bonds in default or those with the lowest  rating
                    (commonly referred to as "junk bonds").

                    ----------------------------------------------------------------------------------- --------- --------- --------
                    ----------------------------------------------------------------------------------- --------- --------- --------
                    AST Federated High Yield: to seek high current income by investing primarily in a diversified portfolio of fixed income securities.  The Portfolio will invest at least 65% of its assets in lower-rated (BBB or lower) fixed rate corporate debt
                    obligations.  Investments of this type are subject to a greater risk of loss of       0.75%     0.23%      0.98%
                    principal and interest than investments in higher rated securities and are generally considered high risk.  Lower-rated or unrated bonds are commonly referred to as "junk bonds."
                    ----------------------------------------------------------------------------------- --------- --------- --------
                    ----------------------------------------------------------------------------------- --------- --------- --------

                    AST Money Market: to maximize current income and maintain high levels of liquidity.  The Portfolio attempts to accomplish its objective by maintaining a
                    dollar-weighted average maturity of not more than 90 days and by investing in         0.45%     0.15%  0.60%(10)
                    securities which have effective maturities of not more than 397 days.

------------------- ----------------------------------------------------------------------------------- --------- --------- --------


1. The investment management fee without any voluntary waiver would have been 0.90%; the total annual expenses without any waiver or reimbursement would have been 1.08%.
2 The other expenses without any reimbursement would have been 0.29%; the total annual expenses without any waiver or reimbursement would have been 0.89%.
3. Prior to January 1, 1999, the Investment Manager had engaged Robertson, Stephens & Company Investment Management, L.P. as Sub-advisor for the Portfolio (formerly the Robertson Stephens Value + Growth portfolio), and the total Investment Management fee was at the annual rate of 1.00% of the average daily net assets of the Portfolio. As of January 1, 1998, the Investment Manager engaged OppenheimerFunds, Inc. as Sub-advisor for the Portfolio, and the Investment Management fee is payable at the annual rate of 0.90% of the first $1 billion of the average daily net assets of the Portfolio, plus .85% of the Portfolio's average daily net assets in excess of $1 billion. The Management Fee in the above chart reflects the current Investment Management fee payable to the Investment Manager.
4. Prior to May 1, 1998, the Investment Manager had engaged Berger Associates, Inc. as Sub-advisor for the Portfolio (formerly, the Berger Capital Growth portfolio), for a total Investment Management fee payable at the annual rate of .75% of the average daily nets assets of the Portfolio. As of May 1, 1998, the Investment Manager engaged Neuberger Berman Management Incorporated as Sub-advisor for the Portfolio, for a total Investment Management fee payable at the annual rate of 0.90% of the first $1 billion of the average daily net assets of the Portfolio plus .85% of the Portfolio's average daily net assets in excess of $1 billion. The Management Fee in the above chart reflects the current Investment Management fee payable to the Investment Manager.
5. Prior to May 1, 1998, the Investment Manager had engaged Federated Investment Counseling as Sub-advisor for the Portfolio (formerly, the Federated Utility Income portfolio), for a total Investment Management fee payable at the annual rate of .75% of the first $50 million of the average daily net assets of the Portfolio, plus .60% of the Portfolio's average daily net assets in excess of $50 million. As of May 1, 1998, the Investment Manager engaged Neuberger Berman Management Incorporated as
     Sub-advisor for the Portfolio, for a total Investment Management fee payable at the annual rate of 0.90% of the first $1 billion of the average daily net assets of the Portfolio plus .85% of the Portfolio's average daily net assets in excess of $1 billion. The Management Fee in the above chart reflects the current Investment Management fee payable to the Investment Manager.
6. This portfolio commenced operations in January 1999. "Other Expenses" shown are based on estimated expenses for the fiscal year ending December 31, 1999 with a voluntary expense reimbursement. Estimated other expenses without any reimbursement would be 0.59%.
7 Prior to January 1, 1999, the Investment Manager had engaged Founders Asset Management, LLC as Sub-advisor for the Portfolio (formerly the Founders Capital Appreciation portfolios).
8. The other expenses without any reimbursement would have been 0.56%; the total annual expenses without any waiver or reimbursement would have been 1.81%.
9. The other expenses without any reimbursement would have been 0.50%; the total annual expenses without any waiver or reimbursement would have been 1.35%.
10. The investment management fee without any voluntary waiver would have been 0.50%; the other expenses without any reimbursement would have been 0.19%; the total annual expenses without any waiver or reimbursement would have been 0.69%.

"Standard & Poor's(R)," "S&P(R)," "S&P 500(R)," "Standard & Poor's 500," and "500" are trademarks of the McGraw-Hill Companies, Inc. and have been licensed for use by American Skandia Investment Services, Incorporated and Bankers Trust. The Portfolio is not sponsored, endorsed, sold or promoted by Standard & Poor's and Standard & Poor's makes no representation regarding the advisability of investing in the Portfolio.



WHAT ARE THE FIXED INVESTMENT OPTIONS?
We offer fixed investment options of different durations during the accumulation phase. These "Fixed Allocations" earn a guaranteed fixed rate of interest for a specified period of time, called the "Guarantee Period." In most states, we offer Fixed Allocations with Guarantee Periods of 1, 2, 3, 5, 7 and 10 years. We guarantee the fixed rate for the entire Guarantee Period. However, if you withdraw the Account Value before the end of the Guarantee Period, we will adjust the value of your withdrawal or transfer based on a formula, called a "Market Value Adjustment." The Market Value Adjustment can either be positive or negative, depending on the rates that are currently being credited on Fixed Allocations. Please refer to the section entitled "How does the Market Value Adjustment Work?" for a description of the formula along with examples of how it is calculated. You may allocate Account Value to more than one Fixed Allocation at a time.

Fixed Allocations are currently not available in the state of Maryland, Nevada, Oregon, Utah and Washington.

FEES AND CHARGES


Certain charges may apply regardless of how you allocate Account Value among the investment options. These are the contingent deferred sales charge and any annuity tax charges.


WHAT ARE THE CONTRACT FEES AND CHARGES?
The Contingent Deferred Sales Charge is often referred to as a "Surrender Charge" or "CDSC".


Contingent Deferred Sales Charge: We may assess a Contingent Deferred Sales Charge (CDSC) if you surrender your Annuity or when you make a partial withdrawal. The CDSC is calculated as a percentage of your Purchase Payment being surrendered or withdrawn. The amount of the CDSC decreases over time, measured from the date the Purchase Payment is applied. The CDSC percentages are shown below.


                           ------------------ ------- ----- ------ ------ ------ ----- ------ ------
                           YEARS                1      2      3      4      5     6      7     8+
                           ------------------ ------- ----- ------ ------ ------ ----- ------ ------
                           ------------------ ------- ----- ------ ------ ------ ----- ------ ------
                           CHARGE (%)          7.5    7.0    6.0    5.0    4.0   3.0    2.0     0
                           ------------------ ------- ----- ------ ------ ------ ----- ------ ------

Each Purchase Payment has its own CDSC period. When you make a withdrawal, we assume that the oldest Purchase Payment is being withdrawn first so that the lowest CDSC is deducted from the amount withdrawn. After seven (7) complete years from the date you make a Purchase Payment, no CDSC will be assessed if you withdraw or surrender that Purchase Payment.

Under certain circumstances you can withdraw a limited amount of Account Value without paying a CDSC. This is referred to as a "Free Withdrawal." We may waive the CDSC under certain medically-related circumstances or when taking a Minimum Distribution under an Annuity issued in connection with a qualified contract. Free Withdrawals, Medically-Related Waivers and Minimum Distributions are each explained more fully in the section entitled "Access to Your Account Value".

Reductions to the Contingent Deferred Sales Charge
We may reduce the amount of the CDSC or the length of time it applies if we determine that our sales expenses for a particular individual or group is lower than expected. Some of the factors we might consider in making such a decision are: (a) the size and type of group; (b) the amounts of Purchase Payments; (c) present Owners making additional Purchase Payments; and/or (d) other transactions where sales expenses are likely to be reduced.

Exceptions to the Contingent Deferred Sales Charge
We do not apply the CDSC provision on Annuities owned by: (a) any parent company, affiliate or subsidiary of ours; (b) an officer, director, employee, retiree, sales representative, or in the case of an affiliated broker-dealer, registered representative of such company; (c) a director, officer or trustee of any underlying mutual fund; (d) a director, officer or employee of any investment manager, sub-advisor, transfer agent, custodian, auditing, legal or administrative services provider that is providing investment management, advisory, transfer agency, custodianship, auditing, legal and/or administrative services to an underlying mutual fund or any affiliate of such firm; (e) a director, officer, employee or registered representative of a broker-dealer or insurance agency that has a then current selling agreement with us and/or with American Skandia Marketing, Incorporated; (f) a director, officer, employee or authorized representative of any firm providing us or our affiliates with regular legal, actuarial, auditing, underwriting, claims, administrative, computer support, marketing, office or other services; (g) the then current spouse of any such person noted in (b) through (f), above; (h) the parents of any such person noted in (b) through (g), above; (i) such person's child(ren) or other legal dependent under the age of 21; and (j) the siblings of any such persons noted in (b) through (h) above.

Tax Charges: Several states and some municipalities charge premium taxes or similar taxes. The amount of tax will vary from jurisdiction to jurisdiction and is subject to change. The tax charge currently ranges up to 3 1/2%. We generally will deduct the amount of tax payable at the time the tax is imposed, but may also decide to deduct tax charges from each Purchase Payment at the time of a withdrawal or surrender of your Annuity or at the time you elect to begin receiving annuity payments.

WHAT CHARGES APPLY SOLELY TO THE VARIABLE INVESTMENT OPTIONS?

Insurance Charge: We deduct an Insurance Charge daily against the average daily assets allocated to the Sub-accounts. The charge is equal to 1.40% on an annual basis. This charge is for insurance benefits, including the Annuity's death benefit that provides guaranteed benefits to your beneficiary even if the market declines and the risk that persons we guarantee annuity payments to will live longer than our assumptions. The charge also covers administrative costs associated with providing the Annuity benefits, including preparation of the contract, confirmation statements, annual account statements and annual reports, legal and accounting fees as well as various related expenses. Finally, the charge covers the risk that our assumptions about the administrative and non-mortality expenses under this Annuity are incorrect. The Insurance Charge is not deducted against assets allocated to a fixed investment option.

Annual Maintenance Fee: During the accumulation period we deduct an Annual Maintenance Fee. The Annual Maintenance Fee is $30.00 or 2% of your Account Value invested in the variable investment options, whichever is less. This fee will be deducted annually on the Anniversary Date of your Annuity or, if you surrender your Annuity during the annuity year, the fee is deducted at the time of surrender.

Transfer Fee: You may make twelve (12) free transfers between investment options each annuity year. We will charge $10.00 for each transfer after the twelfth in each annuity year. We do not consider transfers made as part of a dollar cost averaging program when we count the twelve free transfers. Transfers made as part of a rebalancing, market timing or third party investment advisory service will be subject to the twelve-transfer limit. However, all transfers made on the same day will be treated as one (1) transfer.

WHAT CHARGES APPLY TO THE FIXED ALLOCATIONS?

We take into consideration mortality, expense, administration, profit and other factors in determining the interest rates we credit to Fixed Allocations. No specific fee or expenses are deducted when determining the rate we credit. Any CDSC or Tax Charge applies to amounts that are taken from the variable investment options or the Fixed Allocations. A Market Value Adjustment may also apply to certain withdrawals or surrender from a Fixed Allocation


WHAT CHARGES APPLY IF I CHOOSE AN ANNUITY PAYOUT?

In certain states a tax is due if and when you exercise your right to receive periodic annuity payments. We do not deduct any specific charges during the payout period. However, the amount payable will depend on the annuity payment option you select. If you select an option that guarantees payment for life, then the payment amount also will depend on your age, and, where permitted by law, your gender. In all cases, the amount of each payment will depend on the Account Value of your Annuity when you elect to begin annuity payments.


PURCHASING YOUR ANNUITY

WHAT ARE OUR REQUIREMENTS FOR PURCHASING THE ANNUITY?

Minimum Initial Purchase Payment: You must make a minimum initial Purchase Payment of $1,000. However, if you decide to make payments under a systematic investment or "bank drafting" program, we will accept a lower initial Purchase Payment provided that, within the first annuity year, you make at least $1,000 in total Purchase Payments.

Age Restrictions: The Owner must be age 75 or under as of the Issue Date of the Annuity. If the Annuity is owned jointly, the oldest of the Owners must be age 75 or under on the Issue Date. If the Annuity is owned by an entity, the Annuitant must be age 75 or under as of the Issue Date.

Owner, Annuitant and Beneficiary Designations: On your Application, we will ask you to name the Owner(s), Annuitant and one or more Beneficiaries for your Annuity.

|X| Owner: The Owner(s) holds all rights under the Annuity. You may name more than one Owner in which case all ownership rights are held jointly. However, this Annuity does not provide a right of survivorship. Refer to the Glossary of Terms for a complete description of the term "Owner."

|X| Annuitant: The Annuitant is the person we agree to make annuity payments to and upon whose life we continue to make such payments. You must name an Annuitant who is a natural person. We do not accept a designation of joint Annuitants. Where allowed by law, you may name one or more Contingent Annuitants. A Contingent Annuitant will become the Annuitant if the Annuitant dies before the Annuity Date.

|X| Beneficiary: The Beneficiary is the person(s) or entity you name to receive the death benefit. If no beneficiary is named the death benefit will be paid to you or your estate.


You should seek competent tax advice on the income, estate and gift tax implications of your designations.


MANAGING YOUR ANNUITY

MAY I CHANGE THE OWNER, ANNUITANT AND BENEFICIARY DESIGNATIONS?
You may change the Owner, Annuitant and Beneficiary designations by sending us a request in writing. Where allowed by law, such changes will be subject to our acceptance. Some of the changes we will not accept include, but are not limited to: |X| a new Owner subsequent to the death of the Owner or the first of any joint Owners to die, except where a spouse-Beneficiary has become the Owner as a result of an Owner's death;
|X| a new Annuitant subsequent to the Annuity Date if the annuity option selected includes a life contingency; |X| a new Annuitant prior to the Annuity Date if the Annuity is owned by an entity; and |X| a change in Beneficiary if the Owner had previously made the designation irrevocable.

Spousal Owners/Spousal Beneficiaries

If an Annuity is owned jointly by spouses, the death benefit will be payable upon the death of the first spouse. However, if the sole primary Beneficiary is designated as one of the following: "surviving spouse"; o each spouse named individually upon the death of the other; or o a designation which we, in our sole discretion, determine to be of similar intent; then upon the death of either Owner, the surviving spouse may elect to be treated as the Owner and continue the Annuity, subject to its existing terms and conditions, instead of taking the Death Benefit.

MAY I RETURN THE ANNUITY IF I CHANGE MY MIND?
The right to return the Annuity is referred to as the "free-look" right or "right to cancel."


If after purchasing your Annuity you change your mind and decide that you do not want it, you may return it to us within a certain period of time known as a "free-look" period. Depending on the state in which you purchased your Annuity, the "free-look" period may be ten (10) days, twenty-one (21) days or longer, measured from the time that you received your Annuity. If you "free-look" your Annuity, we will refund your current Account Value plus any tax charge deducted. This amount may be higher or lower than your original Purchase Payment. Certain states require that we return your current Account Value or the amount of your initial Purchase Payment, whichever is greater. The same rule applies to an Annuity that is purchased as an IRA. In those states where we are required to return the greater of your Purchase Payment or Account Value, we will allocate your Account Value to the AST Money Market Sub-account during the free-look period and for a reasonable additional amount of time to allow for delivery of your Annuity.


MAY I MAKE ADDITIONAL PURCHASE PAYMENTS?
The minimum amount that we accept as an additional Purchase Payment is $100 unless you participate in American Skandia's systematic investment plan or a periodic purchase payment program.

MAY I MAKE SCHEDULED PAYMENTS DIRECTLY FROM MY BANK ACCOUNT?

You can make additional Purchase Payments to your Annuity by authorizing us to deduct money directly from your bank account and applying it to your Annuity. This type of program is often called "bank drafting". We call our bank drafting program "American Skandia's Systematic Investment Plan." Purchase Payments made through bank drafting may only be allocated to the variable investment options. Bank drafting allows you to invest in an Annuity with a lower initial Purchase Payment, as long as you authorize payments that will equal at least $1,000 during the first 12 months of your Annuity.


MAY I MAKE PURCHASE PAYMENTS THROUGH A SALARY REDUCTION PROGRAM?
These types of programs are only available with certain types of plans. If your employer sponsors such a program, we may agree to accept periodic Purchase Payments through a salary reduction program as long as the allocations are made only to variable investment options and the periodic Purchase Payments received in the first year total at least $1,000.

MANAGING YOUR ACCOUNT VALUE

HOW AND WHEN ARE PURCHASE PAYMENTS INVESTED?

See "Valuing Your Investment" for a description of our procedure for pricing initial and subsequent Purchase Payments.

Initial Purchase Payment: Once we accept your application, we invest your net Purchase Payment in the Annuity. The net Purchase Payment is your initial Purchase Payment minus any tax charges that may apply. On your application we ask you to provide us with instructions for allocating your Account Value. You can allocate Account Value to one or more variable investment options or Fixed Allocations. In those states where we are required to return your Purchase Payment if you elect to "free-look" your Annuity, we initially allocate all amounts that you choose to allocate to the variable investment options to the AST Money Market Sub-account. At the end of the "free-look" period we will reallocate your Account Value according to your most recent allocation instructions. Where permitted by law, we will allocate your Purchase Payments according to your initial instructions, without temporarily allocating to the AST Money Market Sub-account. To do this, we will ask that you execute our form called a "return waiver" that authorizes us to allocate your Purchase Payment to your chosen Sub-accounts immediately. If you submit the "return waiver" and then decide to return your Annuity during the free-look period, you will receive your current Account Value which may be more or less than your initial Purchase Payment (see "May I Return the Annuity if I Change my Mind?").


Subsequent Purchase Payments: We will allocate any additional Purchase Payments you make according to your most recent allocation instructions. If any rebalancing, asset allocation or market timing programs are in effect, the allocation must conform with such a program. We assume that your current allocation instructions are valid for subsequent Purchase Payments until you make a change to those allocations or request new allocations when you submit a new Purchase Payment.

ARE THERE RESTRICTIONS OR CHARGES ON TRANSFERS BETWEEN INVESTMENT OPTIONS? During the accumulation period you may transfer Account Value between investment options. Transfers are not subject to taxation. We currently limit the number of Sub-accounts you can invest in at any one time to ten (10). However, you can invest in an unlimited number of Fixed Allocations. We may require a minimum of $500 in each Sub-account you allocate Account Value to at the time of any allocation or transfer. If you request a transfer and, as a result of the transfer, there would be less than $500 in the Sub-account, we may transfer the remaining Account Value in the Sub-account pro rata to the other investment options to which you transferred.


We will charge $10.00 for each transfer after the twelfth (12th) in each Annuity Year, including transfers made as part of any rebalancing, market timing, asset allocation or similar program which you have authorized. Transfers made as part of a dollar cost averaging program do not count toward the twelve free transfer limit. Renewals or transfers of Account Value from a Fixed Allocation at the end of its Guarantee Period are not subject to the transfer charge.

We reserve the right to limit the number of transfers in any Annuity Year for all existing or new Owners. We also reserve the right to limit the number of transfers in any Annuity Year or to refuse any transfer request for an Owner or certain Owners if: (a) we believe that excessive trading by such Owner or Owners or a specific transfer request or group of transfer requests may have a detrimental effect on Unit Values or the share prices of the underlying mutual funds; or (b) we are informed by one or more of the underlying mutual funds that the purchase or redemption of shares must be restricted because of excessive trading or a specific transfer or group of transfers is deemed to have a detrimental effect on share prices of affected underlying mutual funds.


DO YOU OFFER DOLLAR COST AVERAGING?
Yes. We offer Dollar Cost Averaging during the accumulation period. Dollar Cost Averaging allows you to systematically transfer an amount each month from one investment option to one or more other investment options. You can choose to transfer earnings only, principal plus earnings or a flat dollar amount. Dollar Cost Averaging allows you to invest regularly each month, regardless of the current unit value (or price) of the Sub-account(s) you invest in. This enables you to purchase more units when the market price is low and fewer units when the market price is high. This may result in a lower average cost of units over time. However, there is no guarantee that Dollar Cost Averaging will result in a profit or protect against a loss in a declining market.

You must have a minimum Account Value of at least $10,000 to enroll in a Dollar Cost Averaging program.

Dollar Cost Averaging is subject to a number of rules that include, but are not limited to the following:
|X| If you choose to Dollar Cost Average from a Fixed Allocation, then you may only use Fixed Allocations with Guarantee Periods of 1, 2 or 3 years.
|X| You may only Dollar Cost Average earnings or principal plus earnings. If transferring principal plus earnings, the program must be designed to last the entire Guarantee Period for the Fixed Allocation.
|X| Dollar Cost Averaging transfers from Fixed Allocations are not subject to a Market Value Adjustment.


DO YOU OFFER ANY AUTOMATIC REBALANCING PROGRAMS?
Yes. During the accumulation period, we offer automatic rebalancing among the variable investment options you choose. You can choose to have your Account Value rebalanced quarterly, semi-annually, or annually. On the appropriate date, your variable investment options are rebalanced to the allocation percentages you request. For example, over time the performance of the variable investment options will differ, causing your percentage allocations to shift. With automatic rebalancing, we transfer the appropriate amount from the "overweighted" Sub-accounts to the "underweighted" Sub-accounts to return your allocations to the percentages you request. If you request a transfer from or into any variable investment option participating in the automatic rebalancing program, we will assume that you wish to change your rebalancing percentages as well, and will automatically adjust the rebalancing percentages in accordance with the transfer unless we receive alternate instructions from you.

You must have a minimum Account Value of at least $10,000 to enroll in automatic rebalancing. All rebalancing transfers made on the same day as part of an automatic rebalancing program are considered as one transfer when counting the number of transfers each year toward the maximum of 12 free transfers.

DO YOU OFFER A PROGRAM TO BALANCE FIXED AND VARIABLE INVESTMENTS?

Some investors wish to invest in the variable investment options but also wish to protect a portion of their investment from market fluctuations. We offer a balanced investment program where a portion of your Purchase Payment is allocated to a Fixed Allocation for a Guarantee Period that you select and the remaining Account Value is allocated to the variable investment options that you select. The amount that we allocate to the Fixed Allocation is the amount that will grow to a specific "principal amount" such as your initial Purchase Payment. We determine the amount based on the rates then in effect for the Guarantee Period you choose. If no amounts are transferred or withdrawn from the Fixed Allocation, at the end of the Guarantee Period, it will have grown to equal the "principal amount". The remaining Account Value that was not allocated to the Fixed Allocation can be allocated to any of the Sub-accounts that you choose. Account Value allocated to the variable investment options is subject to market fluctuations and may increase or decrease in value.


Example
Assume you have $100,000 to invest. You choose to allocate a portion of your Account Value to a Fixed Allocation with a 10 year Guarantee Period. The rate for the 10-year Guarantee Period is 4.24%*. Based on the chosen Guarantee Period and interest rate, the factor for determining how much of your Account Value can be allocated to the Fixed Allocation is 0.660170. That means that $66,017 will be allocated to the Fixed Allocation and the remaining Account Value ($33,983) will be allocated to the variable investment options. Assuming that you do not make any withdrawals from the Fixed Allocation, it will grow to $100,000 at the end of the Guarantee Period. Of course we cannot predict the value of the remaining Account Value that was allocated to the variable investment options.

* This rate in this example is hypothetical and may not reflect the current rate for Guarantee Periods of this duration.

MAY I AUTHORIZE MY FINANCIAL REPRESENTATIVE TO MANAGE MY ACCOUNT?

You may authorize your financial representative to decide on the allocation of your Account Value and to make transfers between investment options, subject to our rules. However, we can suspend or cancel these privileges at any time. We will notify you if we do. We may restrict the available investment options if you authorize a financial representative to make transfers for you. We do this so that no financial representative is in a position to control transfers of large amounts of money for multiple clients into or out of any of the underlying portfolios that have expressed concern about movement of a large proportion of a portfolio's assets.

We or an affiliate of ours may provide administrative support to financial representatives who make transfers on your behalf. These financial representatives may be firms or persons who also are appointed by us as authorized sellers of the Annuity. However, we do not offer you advice about how to allocate your Account Value under any circumstance. Any financial firm or representative you engage to provide advice and/or make transfers for you is not acting on our behalf. We are not responsible for any recommendations such financial representatives make, any market timing or asset allocation programs they choose to follow or any specific transfers they make on your behalf.


HOW DO THE FIXED INVESTMENT OPTIONS WORK?
Fixed Allocations may not be available in all states and may not be available in certain durations.

Fixed Allocations currently are offered with Guarantee Periods of 1, 2, 3, 5, 7 and 10 years. We credit the fixed interest rate to the Fixed Allocation throughout a set period of time called a "Guarantee Period." The interest rate credited to a Fixed Allocation is the rate in effect when the Guarantee Period begins and does not change during the Guarantee Period. The rates are an effective annual rate of interest. We determine the interest rates for the various Guarantee Periods. At the time that we confirm your Fixed Allocation, we will advise you of the interest rate in effect and the date your Fixed Allocation matures. We may change the rates we credit new Fixed Allocations at any time. To inquire as to the current rates for Fixed Allocations, please call 1-800-766-4530.

A Guarantee Period for a Fixed Allocation begins:
|X| when all or part of a net Purchase Payment is allocated to that particular Guarantee Period; |X| upon transfer of any of your Account Value to a Fixed Allocation for that particular Guarantee Period; or |X| when a Guarantee Period attributable to a Fixed Allocation "renews" after its Maturity Date.

HOW DO YOU DETERMINE RATES FOR FIXED ALLOCATIONS?

We do not have a specific formula for determining the fixed interest rates for Fixed Allocations. Generally the interest rates we offer for Fixed Allocations will reflect the investment returns available on the types of investments we make to support our fixed rate guarantees. These investment types may include cash, debt securities guaranteed by the United States government and its agencies and instrumentalities, money market instruments, corporate debt obligations of different durations, private placements, asset-backed obligations and municipal bonds. In determining rates we also consider factors such as the length of the Guarantee Period for the Fixed Allocation, regulatory and tax requirements, liquidity of the markets for the type of investments we make, commissions, administrative and investment expenses, our insurance risks in relation to the Fixed Allocations, general economic trends and competition.

We will credit interest on a new Fixed Allocation in an existing Annuity at a rate not less than the rate we are then crediting to Fixed Allocations for the same Guarantee Period selected by new Annuity purchasers in the same class.


HOW DOES THE MARKET VALUE ADJUSTMENT WORK?

If you transfer or withdraw Account Value from a Fixed Allocation before the end of its Guarantee Period, we will adjust the value of your investment based on a formula, called a "Market Value Adjustment" or "MVA". The Market Value Adjustment formula compares the interest rates credited for Fixed Allocations at the time you invested, to interest rates being credited when you make a transfer or withdrawal. The amount of any Market Value Adjustment can be either positive or negative, depending on the rates that are currently being credited on Fixed Allocations.


MVA Formula

The MVA formula is applied separately to each Fixed Allocation. The formula is as follows:


                           [(1+I) / (1+J+0.0010)]N/12

                                     where:

                  I is the fixed interest rate we guaranteed to credit to the Fixed Allocation as of its starting date;

                  J is the fixed interest rate for your class of annuities at the time of the withdrawal for a new Fixed Allocation with a Guarantee Period equal to the remaining number of years in your original Guarantee Period;

                  N is the number of months remaining in the original Guarantee Period.

The formula that applies if amounts are surrendered pursuant to the right to return the Annuity is [(1 + I)/(1 + J)]N/12.

If the transfer or withdrawal does not occur on the yearly or monthly anniversary of the beginning of the Fixed Allocation, the numbers used in `J' and `N' will be rounded to the next highest integer.

MVA Examples

The following hypothetical examples show the effect of the MVA in determining Account Value. Assume the following: |X| You allocate $50,000 into a Fixed Allocation with a Guarantee Period of 5 years.
|X|      The interest rate for your Fixed Allocation is 5.0% (I = 5.0%).
|X| You make no withdrawals or transfers until you decided to withdraw the entire Fixed Allocation after exactly three (3) years, therefore 24 months remain before the Maturity Date (N = 24).

Example of Positive MVA
Assume that at the time you request the withdrawal, the fixed interest rate for a new Fixed Allocation with a Guarantee Period of 24 months is 3.5% (J = 3.5%). Based on these assumptions, the MVA would be calculated as follows:

             MVA Factor = [(1+I)/(I+J+0.0010)]N/12 = [1.05/1.036]2 = 1.027210
                                Interim Value = $___________
       Account Value after MVA = Interim Value X MVA Factor = $59,456.20.

Example of Negative MVA
Assume that at the time you request the withdrawal, the fixed interest rate for a new Fixed Allocation with a Guarantee Period of 24 months is 6.0% (J = 6.0%). Based on these assumptions, the MVA would be calculated as follows:

        MVA Factor =[(1+I)/(1+J+0.0010)]N/12 = [1.05/1.061)]2 = 0.979372
                                Interim Value = $___________
       Account Value after MVA = Interim Value X MVA Factor = $56,687.28.


WHAT HAPPENS WHEN MY GUARANTEE PERIOD MATURES?
The "Maturity Date" for a Fixed Allocation is the last day of the Guarantee Period. On the Maturity Date, you may choose to renew the Fixed Allocation for a new Guarantee Period of the same or different length or you may transfer all or part of that Fixed Allocation's Account Value to another Fixed Allocation or to one or more Sub-accounts. If you do not specify how you want a Fixed Allocation to be allocated on its Maturity Date, it will be renewed for a Fixed Allocation of the same duration. We will notify you 60 days before the end of the Guarantee Period about the fixed interest rates that we are currently crediting to all Fixed Allocations that are being offered. The rates being credited to Fixed Allocations may change before the Maturity Date. We will not charge a MVA if you choose to renew a Fixed Allocation on its Maturity Date or transfer the Account Value to one or more variable investment options.

ACCESS TO ACCOUNT VALUE

WHAT TYPES OF DISTRIBUTIONS ARE AVAILABLE TO ME?

During the accumulation phase you can access your Account Value through Partial Withdrawals, Systematic Withdrawals, and where required for tax purposes, Minimum Distributions. You can also surrender your Annuity at any time. When you access your Account Value, we may deduct a portion of the Account Value being withdrawn or surrendered as a CDSC. Certain amounts may be available to you each annuity year that are not subject to a CDSC. These are called "Free Withdrawals." In addition, under certain circumstances, we may waive the CDSC for surrenders made for qualified medical reasons or for withdrawals made to satisfy Minimum Distribution requirements. Unless you notify us differently, withdrawals are taken pro-rata based on the Account Value in the investment options at the time we receive your withdrawal request. Each of these types of distributions is described more fully below.


ARE THERE TAX IMPLICATIONS FOR DISTRIBUTIONS?
For more information, see "Tax Considerations"


During the Accumulation Period
A distribution during the accumulation period is deemed to come first from any "gain" in your Annuity and second as a return of your "tax basis", if any. Distributions from your Annuity are generally subject to ordinary income taxation on the amount of any investment gain. If you take a distribution prior to the taxpayer's age 59 1/2, you may be subject to a 10% penalty in addition to ordinary income taxes on any gain. You may wish to consult a professional tax advisor for advice before requesting a distribution.

During the Annuitization Period
During the annuitization period, a portion of each annuity payment is taxed as ordinary income at the tax rate you are subject to at the time you receive the payment. The Code and regulations have "exclusionary rules" that we use to determine what portion of each annuity payment should be treated as a return of any tax basis you have in the Annuity. Once the tax basis in the Annuity has been distributed, the remaining annuity payments are taxable as ordinary income. The tax basis in the Annuity may be based on the tax-basis from a prior contract in the case of a 1035 exchange or other qualifying transfer.


CAN I WITHDRAW A PORTION OF MY ANNUITY?

Yes, you can make a withdrawal during the accumulation phase. We call this a "Partial Withdrawal." The amount that you may withdraw will depend on the Annuity's "Surrender Value", which equals your Account Value as of the date we process the withdrawal request net of any applicable CDSC. After any Partial Withdrawal, your Annuity must have a Surrender Value of at least $1,000, or we may treat the Partial Withdrawal request as a request to fully surrender your Annuity. The minimum Partial Withdrawal you may request is $100.


IS THERE A CHARGE FOR A PARTIAL WITHDRAWAL?

A CDSC may be assessed against a Partial Withdrawal. Whether a CDSC applies and the amount to be charged depends on whether the Partial Withdrawal exceeds any Free Withdrawal amount and, if so, the length of time that the Purchase Payment being withdrawn has been invested in the Annuity.


If you request a Partial Withdrawal:
1. we determine if the amount you requested is available as a Free Withdrawal (in which case it would not be subject to a CDSC);

Then if the amount requested exceeds the available Free Withdrawal amount:
2. we withdraw the amount from Purchase Payments that have been invested for longer than the CDSC period (with your Annuity, seven (7) years), if any;

Then if the amount requested exceeds that amount:
3. we withdraw the remaining amount from the Purchase Payments that are still subject to a CDSC. We withdraw the amount from the "oldest" of your Purchase Payments, which will result in the lowest CDSC being applied to the amount withdrawn.


CAN I MAKE WITHDRAWALS FROM MY ANNUITY WITHOUT A CDSC?

Yes. During the accumulation phase you may withdraw a limited amount of Account Value each annuity year from which we do not deduct a CDSC. This amount is called the "Free Withdrawal" amount. Free Withdrawals are available to meet liquidity needs. The amount of any Free Withdrawal is not available at the time an Annuity is surrendered. NOTE: Withdrawals of any type made prior to age 59 1/2 may be subject to a 10% tax penalty.

HOW MUCH CAN I WITHDRAW AS A FREE WITHDRAWAL?

The maximum Free Withdrawal amount during any Annuity Year is the greater of:
|X|  the "Growth" in the Annuity; or

|X| 10% of Purchase Payments that, as of the date of the withdrawal, have been invested for less than the CDSC period (with your Annuity, seven (7) years). The 10% amount is not cumulative.


"Growth" equals the current Account Value less all Purchase Payments that have been invested for less than the CDSC period and have not been previously withdrawn. NOTE: Free withdrawals do not reduce the amount of any CDSC that would apply upon a partial withdrawal or subsequent surrender. The minimum Free Withdrawal you may request is $100.


Examples

Assume you make a $10,000  Purchase  Payment at the time your Annuity is issued.
You make no additional Purchase Payments, yet due to positive investment performance, your Account Value is $14,000 in your second Annuity Year. Your maximum Free Withdrawal amount would be the greater of Growth (Account Value minus Purchase Payments = $4,000) or 10% of Purchase Payments ($1,000). Your maximum Free Withdrawal amount would therefore be $4,000.


Further assume that in your third annuity year, you choose to surrender your Annuity. Assume that after taking your $4,000 Free Withdrawal in Year 2, your Account Value has increased to $11,000 due to positive investment performance. Upon surrender, we will deduct a CDSC of 6.0% based on the number of years that your Purchase Payment has been invested times the amount of your Purchase Payment that has not been previously withdrawn (6.0% of $10,000 = $600). The amount of the previous Free Withdrawal was not subject to a CDSC when withdrawn. Therefore, upon surrender, the amount of the entire Purchase Payment is subject to the CDSC. You would receive $10,400. The Annual Maintenance Fee would also be deducted if the Annuity is being surrendered.

When we determine if a CDSC applies to Partial Withdrawals and Systematic Withdrawals, we will first determine what, if any, amounts qualify as a Free Withdrawal. Those amounts are not subject to the CDSC. Partial Withdrawal or Systematic Withdrawal of amounts greater than the maximum Free Withdrawal amount will be subject to a CDSC.

CAN I MAKE PERIODIC WITHDRAWALS FROM THE ANNUITY DURING THE ACCUMULATION PERIOD? Yes. We call these "Systematic Withdrawals." You can receive Systematic Withdrawals of earnings only, principal plus earnings or a flat dollar amount. Systematic Withdrawals may be subject to a CDSC. We will determine whether a CDSC applies and the amount in the same way as we would for a Partial Withdrawal.

Systematic Withdrawals can be made from Account Value allocated to the variable investment options or Fixed Allocations. Generally, Systematic Withdrawals from Fixed Allocations are limited to earnings accrued after the program of Systematic Withdrawals begins, or payments of fixed dollar amounts that do not exceed such earnings. Systematic Withdrawals are available on a monthly, quarterly, semi-annual or annual basis. The Surrender Value of your Annuity must be at least $20,000 before we will allow you to begin a program of Systematic Withdrawals.

The minimum amount for each Systematic Withdrawal is $100. If any scheduled Systematic Withdrawal is for less than $100, we may postpone the withdrawal and add the expected amount to the amount that is to be withdrawn on the next scheduled Systematic Withdrawal.

DO YOU OFFER A PROGRAM FOR WITHDRAWALS UNDER SECTION 72(t) OF THE INTERNAL REVENUE CODE?
Yes. If your Annuity is used as a funding vehicle for certain retirement plans that receive special tax treatment under Sections 401, 403(b) or 408 of the Code, Section 72(t) of the Code may provide an exception to the 10% penalty tax on distributions made prior to age 59 1/2 if you elect to receive distributions as a series of "substantially equal periodic payments". Distributions received under this provision in any annuity year that exceed the maximum amount available as a free withdrawal will be subject to a CDSC. To request a program that complies with Section 72(t), you must provide us with certain required information in writing on a form acceptable to us. We may require advance notice to allow us to calculate the amount of 72(t) withdrawals. The Surrender Value of your Annuity must be at least $20,000 before we will allow you to begin a program for withdrawals under Section 72(t). The minimum amount for any such withdrawal is $100.

WHAT ARE MINIMUM DISTRIBUTIONS AND WHEN WOULD I NEED TO MAKE THEM? See "Tax Considerations" for a further discussion of Minimum Distributions.
Minimum Distributions are a type of Systematic Withdrawal we allow to meet distribution requirements under Sections 401, 403(b) or 408 of the Code. Under the Code, you may be required to begin receiving periodic amounts from your Annuity. In such case, we will allow you to make Systematic Withdrawals in amounts that satisfy the minimum distribution rules under the Code. We do not assess a CDSC on Minimum Distributions from your Annuity if you are required by law to take such Minimum Distributions from your Annuity at the time it is taken. However, a CDSC may be assessed on that portion of a Systematic Withdrawal that is taken to satisfy the minimum distribution requirements in relation to other savings or investment plans under other qualified retirement plans not maintained with American Skandia.

If you request, we will calculate the annual required Minimum Distribution under your Annuity. The amount of the required Minimum Distribution for your particular situation may depend on other annuities, savings or investments. We will only calculate the amount of your required Minimum Distribution based on the value of your Annuity. We require three (3) days advance written notice to calculate and process the amount of your payments. We may charge you for calculating required Minimum Distributions. You may elect to have Minimum Distributions paid out monthly, quarterly, semi-annually or annually. The $100 minimum that applies to Systematic Withdrawals does not apply to Minimum Distributions.

CAN I SURRENDER MY ANNUITY FOR ITS VALUE?
Yes. During the accumulation phase you can surrender your Annuity at any time. Upon surrender, you will receive the Surrender Value, which equals your Account Value as of the date we process the surrender minus any applicable CDSC and the Annual Maintenance Fee. Upon surrender of your Annuity, you will no longer have any rights under the Annuity.

WHAT IS A MEDICALLY-RELATED SURRENDER AND HOW DO I QUALIFY?

Where permitted by law, you may request to surrender your Annuity for its Account Value prior to the Annuity Date without application of any CDSC upon occurrence of a medically-related "Contingency Event". This waiver of any applicable CDSC is subject to our rules, including but not limited to the following: |X| the Annuitant must be named or any change of Annuitant must be accepted by us, prior to the "Contingency Event" described below;
|X| the Annuitant must be alive as of the date we pay the proceeds of such surrender request; |X| if the Owner is one or more natural persons, all such Owners must also be alive at such time;

|X| we must receive satisfactory proof of the Annuitant's confinement in a Medical Care Facility or Fatal Illness in writing on a form satisfactory to us; and

|X| this benefit is not available if the total Purchase Payments received exceed $500,000 for all annuities issued by us with this benefit where the same person is named as Annuitant.

A "Contingency Event" occurs if the Annuitant is:
|X| first confined in a "Medical Care Facility" while your Annuity is in force and remains confined for at least 90 days in a row; or
|X|  first diagnosed as having a "Fatal Illness" while your Annuity is in force.


The definitions of "Medical Care Facility" and "Fatal Illness," as well as additional terms and conditions, are provided in your Annuity. Specific details and definitions in relation to this benefit may differ in certain jurisdictions.

WHAT TYPES OF ANNUITY PAYMENT OPTIONS ARE AVAILABLE UPON ANNUITIZATION?

Annuity payments can be guaranteed for the life of the Annuitant, for the life of the Annuitant with a certain period guaranteed, or for a certain fixed period of time with no life contingency. We currently make available fixed payments and adjustable payments.
However, adjustable annuity payments may not be available on your Annuity Date.

You may choose an Annuity Date, an annuity option and the frequency of annuity payments when you purchase an Annuity, or at a later date. You may change your choices up to 30 days before the Annuity Date. Any change to these options must be in writing. The Annuity Date must be the first or the fifteenth day of a calendar month. A maximum Annuity Date may be required by law.


We currently offer the following Annuity Payment Options. Additional Annuity Payment Options may be offered in the future.


The "key life" is the person or persons upon whose life annuity payments with a life contingency are based.


Option 1

Payments for Life: Under this option, income is payable periodically until the death of the "key life". No additional annuity payments are made after the death of the key life. Since no minimum number of payments is guaranteed, this option offers the largest amount of periodic payments of the life contingent annuity options. It is possible that only one payment will be payable if the death of the key life occurs before the date the second payment was due, and no other payments nor death benefits would be payable.

Option 2

Payments for Life with 10, 15, or 20 Years Certain: Under this option, income is payable until the death of the key life. However, if the key life dies before the end of the period selected (10, 15, or 20 years), the remaining payments are paid to the Beneficiary until the end of such period.


Option 3
Payments Based on Joint Lives: Under this option, income is payable periodically during the joint lifetime of two key lives, and thereafter during the remaining lifetime of the survivor, ceasing with the last payment prior to the survivor's death. No minimum number of payments is guaranteed under this option. It is possible that only one payment will be payable if the death of all the key lives occurs before the date the second payment was due, and no other payments or death benefits would be payable.

Option 4
Payments for a Certain Period: Under this option, income is payable periodically for a specified number of years. If the payee dies before the end of the specified number of years, the remaining payments are paid to the Beneficiary to the end of such period. Note that under this option, payments are not based on any assumptions of life expectancy. Therefore, that portion of the Insurance Charge assessed to cover the risk that key lives outlive our expectations provides no benefit to an Owner selecting this option.

HOW AND WHEN DO I CHOOSE THE ANNUITY PAYMENT OPTION?

Unless prohibited by law, we require that you elect either a life annuity or an annuity with a certain period of at least 5 years if any CDSC would apply were you to surrender your Annuity on the Annuity Date. Therefore, making a purchase payment within seven years of the Annuity Date limits your annuity payment options.

If you have not provided us with your Annuity Date or Annuity Payment Option in writing, then:

o the Annuity Date will be the first day of the calendar month following the later of the Annuitant's 85th birthday or the fifth anniversary of our receipt of your request to purchase an Annuity; and
o the Annuity Payments, where allowed by law, will be fixed monthly payments for life with 10 years certain (See Option 2).

If you have not made an election prior to death benefit proceeds becoming due, the Beneficiary may elect to receive the death benefit under one of the annuity payment options. However, if you made an election, the Beneficiary may not alter such election.

HOW ARE ANNUITY PAYMENTS CALCULATED?

The first annuity payment varies according to the annuity payment option and payment frequency selected. The first payment is determined by multiplying the Account Value by the factor determined from our table of annuity rates. Your Account Value will be determined as of the close of business on the fifteenth day preceding the Annuity Date, plus interest at not less that 3% per year from such date to the Annuity Date. The table of annuity rates differ based on the type of annuity chosen and the frequency of payment selected. Our rates will not be less than our guaranteed minimum rates. These guaranteed minimum rates are derived from the 1983a Individual Annuity Mortality Table with ages set back one year for males and two years for females and with an assumed interest rate of 3% per annum. Where required by law or regulation, such annuity table will have rates that do not differ according to the gender of the key life. Otherwise, the rates will differ according to the gender of the key life.

WHAT TRIGGERS THE PAYMENT OF A DEATH BENEFIT?

The person upon whose death the Death Benefit is paid is referred to below as the "decedent."

If the Annuity is owned by one or more natural persons, the Death Benefit is payable upon the first death of an Owner. If the Annuity is owned by an entity, the Death Benefit is payable upon the Annuitant's death, if there is no Contingent Annuitant. If a Contingent Annuitant was designated before the Annuitant's death and the Annuitant dies, the Contingent Annuitant then becomes the Annuitant and a Death Benefit will not be paid at that time.

The Death Benefit calculation varies according to whether death occurs before or after the contract anniversary date on or following the Owner's 80th birthday

The "Death Benefit Target Date" is the contract anniversary on or after the 80th birthday of the current Owner, the oldest of either joint Owner or, if entity owned, the Annuitant.

The "Highest Anniversary Value" equals the greatest of all previous "Anniversary Values" on or before the earlier of the Owner's date of death and the "Death Benefit Target Date".

"Anniversary Value" is the Account Value on each anniversary of the Annuity plus the sum of all purchase payments since the anniversary less the sum of withdrawals since such anniversary.


Annuities with one Owner The Death Benefit is calculated as follows:


If the Owner dies before the Death Benefit Target Date, the Death Benefit equals the greater of:
|X| the Account Value in the Sub-accounts plus the Interim Value of any Fixed Allocations (no MVA) as of the date we receive in writing "due proof of death"; and
|X| the sum of all Purchase Payments each increasing daily at an interest rate of 5% per year minus the sum of all withdrawals each increasing daily, from the date of each withdrawal, at an interest rate of 5% per year to the Owner's date of death, but not to exceed 200% of the difference between the sum of all Purchase Payments and the sum of all withdrawals as of the Owner's date of death plus the sum of all Purchase Payments after such date less the sum of all withdrawals since the Owner's date of death; and
|X| the "Highest Anniversary Value" on or immediately preceding the Owner's date of death plus the sum of all Purchase Payments since such date less the sum of all withdrawals since such date.

If the Owner dies on or after the Death Benefit Target Date, the Death Benefit equals the greater of:
|X| the Account Value as of the date we receive in writing "due proof of death" (an MVA may be applicable to amounts in any Fixed Allocations); and
|X| the sum of all Purchase Payments received prior to the Death Benefit Target Date, each increasing daily at an interest rate of 5% per year minus the sum of all withdrawals received prior to the Death Benefit Target Date, each increasing daily at an interest rate of 5% per year, but not to exceed 200% of the difference between the sum of all Purchase Payments and the sum of all withdrawals as of the Death Benefit Target Date plus the sum of all Purchase Payments since such date less the sum of all withdrawals since the Death Benefit Target Date; and
|X| the Highest Anniversary Value calculated as of the Death Benefit Target Date plus the sum of all Purchase Payments since such date less the sum of all withdrawals since such date.

Annuities with joint Owners
For Annuities with Joint Owners, the Death Benefit Target Date is the contract anniversary on or after the 80th birthday of the oldest of the Joint Owners. It is not based upon the Joint Owner who dies first. NOTE: If you and your spouse own the Annuity jointly, we will pay the Death Benefit to the Beneficiary. If the sole primary Beneficiary is the surviving spouse, then the spouse can elect to assume ownership of the Annuity.

Annuities owned by entities
For Annuities owned by an entity, the Death Benefit Target Date is based on the Annuitant's age. The method of calculating the death benefit is as if the Annuity had one Owner.

Examples of Death Benefit Calculation

The following are examples of how the Death Benefit is calculated. Each example assumes that a $50,000 initial Purchase Payment is made and that no additional Purchase Payments or withdrawals are made prior to the Owner's death. Each example assumes that there is one Owner who is age 50 on the Issue Date.

Example of market increase greater than 5% annual increase
Assume that the Owner's Account Value has generally been increasing since the Issue Date. On the date we receive due proof of death (the Owner's 58th birthday), the Account Value is $80,000. The Highest Anniversary Value on any previous anniversary date is $72,000. The Death Benefit would be the Account Value ($80,000) because it is greater than the Highest Anniversary Value
($72,000) or the sum of prior Purchase Payments increased by 5% annually ($70,000).


Example of market decrease

Assume that the Owner's Account Value has been decreasing since the Issue Date. On the date we receive due proof of death (the Owner's 60th birthday), the Account Value is $48,000. The Highest Anniversary Value on any previous anniversary date is $54,000. The Death Benefit would be the sum of prior Purchase Payments increased by 5% annually ($75,000) because it is greater than the Highest Anniversary Value ($54,000) or the Account Value ($48,000)

Example of Highest Anniversary Value
Assume that the Owner's Account Value increased significantly during the first five years following the Issue Date. On the fifth anniversary date the Account Value was $82,000. During the sixth Annuity Year, the Account Value increases to as high as $83,500 but then subsequently falls to $79,500 on the date we receive due proof of death (the Owner's 56th birthday). The Death Benefit would be the Highest Anniversary Value ($82,000) which occurred on the fifth anniversary, even though the Account Value was higher during the sixth Annuity Year. The Account Value on the date we receive due proof of death ($79,500) is lower as is the sum of prior Purchase Payments increase by 5% annually ($65,000).


Exceptions
There are exceptions to the Death Benefit if the decedent was not the Owner or Annuitant as of the Issue Date and did not become the Owner or Annuitant due to the prior Owner's or Annuitant's death. The Death Benefit will be suspended for a two year period from the date he or she first became Owner or Annuitant. If that person's death occurs during the two year suspension period and on or before the Death Benefit Target Date, the Death Benefit will be the Account Value in the Sub-accounts plus the Interim Value in the Fixed Allocations. If that person's death occurs during the two year suspension period and after the applicable Death Benefit Target Date, the Death Benefit is the Account Value. After the two year suspension period is completed, the Death Benefit is the same as if this person had been an Owner or Annuitant on the Issue Date.

WHAT OPTIONS ARE AVAILABLE TO MY BENEFICIARY UPON MY DEATH?
|X| During the accumulation period, if you die and the sole Beneficiary is your spouse, then your spouse may elect to be treated as the current Owner. The Annuity can be continued, subject to its terms and conditions, in lieu of receiving the death benefit. Your spouse may only assume ownership of the Annuity if he or she is designated as the sole primary Beneficiary.

|X|    In the event of your death, the death benefit must be distributed within:
       (a) five years of the date of death; or
(b) over a period not extending beyond the life expectancy of the Beneficiary or over the life of the Beneficiary. Payments under this option must begin within one year of the date of death.

WHEN DO YOU DETERMINE THE DEATH BENEFIT?
We determine the amount of the death benefit as of the date we receive "due proof of death" and any other written representations we require to determine the proper payment of the Death Benefit to all Beneficiaries. "Due proof of death" may include a certified copy of a death certificate, a certified copy of a decree of a court of competent jurisdiction as to the finding of death or other satisfactory proof of death.

We will require written acknowledgment of all named Beneficiaries before we can determine the Death Benefit. During the period from the date of death until we receive all required paper work, the amount of the Death Benefit may be subject to market fluctuations.

VALUING YOUR INVESTMENT

HOW IS MY ACCOUNT VALUE DETERMINED?
During the Accumulation Period, the Annuity has an Account Value. The Account Value is determined separately for each Sub-account allocation and for each Fixed Allocation. The Account Value is the sum of the values of each Sub-account allocation and the value of each Fixed Allocation. The Account Value does not reflect any CDSC that may apply to a withdrawal or surrender. When determining the Account Value on a day other than a Fixed Allocation's Maturity Date, the Account Value may include any Market Value Adjustment that would apply to a Fixed Allocation (if withdrawn or transferred) on that day.

WHAT IS THE SURRENDER VALUE OF MY ANNUITY?
The Surrender Value of your Annuity is the value available to you on any day during the accumulation period. The Surrender Value is equal to your Account Value minus any CDSC and the Annual Maintenance Fee. The Surrender Value will also include any Market Value Adjustment that may apply.

HOW AND WHEN DO YOU VALUE THE SUB-ACCOUNTS?
When you allocate Account Value to a Sub-Account, you are purchasing units of the Sub-account. Each Sub-account invests exclusively in shares of an underlying Portfolio. The value of the Units fluctuate with the market fluctuations of the Portfolios. The value of the Units also reflect the daily accrual for the Insurance Charge.

Each Valuation Day, we determine the price for a Unit of each Sub-account, called the "Unit Price." The Unit Price is used for determining the value of transactions involving Units of the Sub-accounts. We determine the number of Units involved in any transaction by dividing the dollar value of the transaction by the Unit Price of the Sub-account as of the Valuation Day.

Example

Assume you allocate $5,000 to a Sub-account. On the Valuation Day you make the allocation, the Unit Price is $14.83. Your $5,000 buys 337.154 Units of the Sub-account. Assume that later, you wish to transfer $3,000 of your Account Value out of that Sub-account and into another Sub-account. On the Valuation Day you request the transfer, the Unit Price of the original Sub-account has increased to $16.79. To transfer $3,000, we sell 178.677 Units at the current Unit Price, leaving you 158.477 Units. We then buy $3,000 of Units of the new Sub-account at the Unit Price of $17.83. You would then have 168.255 Units of the new Sub-account.

HOW DO YOU VALUE FIXED ALLOCATIONS?
During the Guarantee Period, we use the concept of an Interim Value. The Interim Value can be calculated on any day and is equal to the initial value allocated to a Fixed Allocation plus all interest credited to a Fixed Allocation as of the date calculated. If you made any transfers or withdrawals from a Fixed Allocation, the Interim Value will reflect the withdrawal of those amounts and any interest credited to those amounts before they were withdrawn. To determine the Account Value of a Fixed Allocation on any day other than its Maturity Date, we multiply the Account Value of the Fixed Allocation times the Market Value Adjustment factor.


WHEN DO YOU PROCESS AND VALUE TRANSACTIONS?


Initial Purchase Payments: We are required to allocate your initial Purchase Payment to the Sub-accounts within two (2) days after we receive all of our requirements to issue the Annuity. If we do not have all the required information to allow us to issue your Annuity, we may retain the Purchase Payment while we try to reach you or your representative to obtain all of our requirements. If we are unable to obtain all of our required information within five (5) days, we are required to return the Purchase Payment to you at that time, unless you specifically consent to our retaining the Purchase Payment while we gather the required information. Once we obtain the required information, we will invest the Purchase Payment and issue the Annuity within two (2) days. During any period that we are trying to obtain the required information, your money is not invested.


Additional Purchase Payments: We will apply any additional Purchase Payments on the Valuation Day that we receive the Purchase Payment with satisfactory instructions.

Scheduled Transactions: "Scheduled" transactions include transfers under a Dollar Cost Averaging, rebalancing, or asset allocation program, Systematic Withdrawals, Minimum Distributions or annuity payments. Scheduled transactions are processed and valued as of the date they are scheduled, unless the scheduled day is not a Valuation Day. In that case, the transaction will be processed and valued on Valuation Day prior to the scheduled transaction date.

Unscheduled Transactions: "Unscheduled" transactions include any other non-scheduled transfers and requests for Partial Withdrawals or Free Withdrawals or Surrenders. Unscheduled transactions are processed and valued as of the Valuation Day we receive the request at our Office in good order.


Medically-related Surrenders & Death Benefits: Medically-related surrender requests and death benefit claims require our review and evaluation before processing. We price such transactions as of the date we receive at our Office all materials we require for such transaction and that are satisfactory to us.


TAX CONSIDERATIONS

WHAT ARE SOME OF THE FEDERAL TAX CONSIDERATIONS OF THIS ANNUITY?
Following are a brief summary of some of the Federal Tax considerations relating to this Annuity. However, since the tax law is complex and tax consequences are affected by your individual circumstances, this summary is not intended to be fully comprehensive nor is it intended as tax advice. Therefore, you may wish to consult a professional tax advisor for tax advice as to your particular situation.

HOW IS AMERICAN SKANDIA AND THE SEPARATE ACCOUNT TAXED?

The Separate Accounts are taxed as part of American Skandia. American Skandia is taxed as a life insurance company under Part I, subchapter L of the Internal Revenue Code of 1986, as amended (the "Code"). No taxes are due on interest, dividends and short-term or long-term capital gains earned by the Separate Accounts with respect to the Annuities.


IN GENERAL, HOW ARE ANNUITIES TAXED?
Section 72 of the Code governs the taxation of annuities in general. Generally, taxation of the Annuity will depend on:

1.       whether the Annuity is used by:
o a qualified pension plan, profit sharing plan or other retirement arrangement that is eligible for special tax treatment under the Code (for purposes of this discussion, a "Qualified Contract");
     VERSUS
o an individual or a corporation, trust or partnership as a funding vehicle for retirement or investment purposes (a "Non-qualified Contract); and

whether the Owner is an:
o        individual person or persons; or
o        entity including a corporation, trust or partnership.


Individual Ownership: If one or more individuals owns an Annuity, the Owner of the Annuity is generally not taxed on any increase in the value of an annuity until an amount is received (a "distribution"). This is commonly referred to as "tax deferral". A distribution can be in the form of a lump sum payment including payment of a Death Benefit, or in annuity payments under one of the annuity payment options. Certain other transactions may qualify as a distribution and be subject to taxation.


Entity Ownership: If the Annuity is owned by an entity, generally the Owner of the Annuity must currently include any increase in the value of an annuity during a tax year in its gross income, unless the Annuity is used as a Qualified Contract. An exception from current taxation applies for annuities held by a structured settlement company, by an employer with respect to a terminated tax-qualified retirement plan, a trust holding an annuity as an agent for a natural person, or by a decedent's estate by reason of the death of the decedent. A tax-exempt entity for federal tax purposes will not be subject to income tax as a result of this provision.

HOW ARE DISTRIBUTIONS TAXED?
Distributions from an Annuity are taxed as ordinary income and not as capital gains.

Distributions Before Annuitization: Distributions received before annuity payments begin are generally treated as coming first from "income on the contract" and then as a return of the "investment in the contract". The amount of any distribution that is treated as receipt of "income on the contract" is includible in the taxpayer's gross income and is taxable. The amount of any distribution treated as a return of the "investment in the contract" is not includible in gross income.

o "Income on the contract" is calculated by subtracting the taxpayer's "investment in the contract" from the aggregate value of all "related contracts" (discussed below).
o "Investment in the contract" is equal to total purchase payments for all "related contracts" minus any previous distributions or portions of such distributions from such "related contracts" not includible in gross income. "Investment in the contract" may be affected by whether an annuity or any "related contract" was purchased as part of a tax-free exchange of life insurance or annuity contracts under Section 1035 of the Code. Unless "after-tax" contributions have been made to a Qualified Contract, the "investment in the contract" for a Qualified Contract is zero.

Distributions After Annuitization: A portion of each annuity payment received on or after the annuity date will generally be taxable. The taxable portion of each annuity payment is determined by a formula which establishes the ratio that the "investment in the contract" bears to the total value of annuity payments to be made. This is called the "exclusion ratio." Any additional payments received that exceed the exclusion ratio will be entirely includible in gross income. The formula for determining the exclusion ratio differs between fixed and variable annuity payments. When annuity payments cease because of the death of the person upon whose life payments are based and, as of the date of death, the amount of annuity payments excluded from taxable income by the exclusion ratio does not exceed the "investment in the contract," then the remaining portion of unrecovered investment is allowed as a deduction in the tax year of such death.


Penalty Tax on Distributions:

Penalty taxes on distributions from Qualified Contracts are discussed below.

Generally, any distribution from an annuity not used in conjunction with a Qualified Contract is subject to a penalty equal to 10% of the amount includible in gross income. There may be exceptions to this penalty on certain distributions, including:

o        Distributions  made on or after the taxpayer has attained the age of 59
         1/2;
o Distributions made on or after the death of the contract owner, or, the death of the annuitant, if the owner is an individual;
o        Distributions attributable to the taxpayer's becoming disabled;
o Distributions which are part of a scheduled series of substantially equal periodic payments for the life (or life expectancy) of the taxpayer (or the joint lives of the taxpayer and the taxpayer's Beneficiary);
o Distributions of amounts which are treated as "investments in the contract" made prior to August 14, 1982 o Payments under an immediate annuity as defined in the Code;
o        Distributions  under a  qualified  funding  asset  under  Code  Section
         130(d); or
o Distributions from an annuity purchased by an employer on the termination of a qualified pension plan that is held by the employer until the employee separates from service.

Special rules applicable to "related contracts"
Contracts issued after October 21, 1988 by the same insurer to the same contract owner within the same calendar year (other than certain contracts owned in connection with a tax-qualified retirement arrangement) are to be treated as one annuity contract when determining the taxation of distributions before annuitization. We refer to these as "related contracts." In situations involving "related contracts" we believe that the values under such contracts and the investment in the contracts will be added together to determine the proper taxation of a distribution described under the section "Distributions before Annuitization." Distributions will be treated as coming first from income on the contract until all of the income on all such "related contracts" is withdrawn, and then as a return of the investment in the contract. There is some uncertainty regarding the manner in which the Internal Revenue Service would view "related contracts" when one or more contracts are immediate annuities or are contracts that have been annuitized. The Internal Revenue Service has not issued regulations clarifying this issue as of the date of this Prospectus. You are particularly cautioned to seek advice from your own tax advisor on this matter.


Special concerns regarding "substantially equal periodic payments" Substantially equal periodic payments are also known as "72(t) distributions".

Any modification to a program of distributions which are part of a scheduled series of substantially equal periodic payments that occur before the taxpayer's age 59 1/2 or within 5 years of the first of such scheduled payments will result in the requirement to pay the taxes that would have been due had the payments been treated as subject to tax in the years received, plus interest for the deferral period. This does not apply when the modification is due by reason of death or disability. It is our understanding that the Internal Revenue Service may not consider a scheduled series of distributions to qualify under Sections 72(q) or 72(t) if the holder of the annuity retains the right to modify such distributions at will, even if such right is not exercised, or, for a variable annuity, depending on how payments are structured. [if the distributions are based on a substantially equal dollar amount, rather than a substantially equal number of Units.]

Special concerns regarding immediate annuities
The Internal Revenue Service has ruled that the exception to the 10% penalty described above for "Non-qualified" immediate annuities as defined under the Code may not apply to annuity payments under a contract recognized as an immediate annuity under state insurance law obtained pursuant to an exchange of contracts if: (a) purchase payments for the exchanged contract were contributed or deemed to be contributed more than one year prior to the first annuity payment payable under the immediate annuity; and (b) the annuity payments under the immediate annuity do not meet the requirements of any other exception to the 10% penalty. This ruling may or may not imply that the exception to the 10% penalty may not apply to annuity payments paid pursuant to a deferred annuity obtained pursuant to an exchange of contract if: (a) purchase payments for the exchanged contract were contributed or may be deemed to be contributed more than one year prior to the first annuity payment pursuant to the deferred annuity contract; or (b) the annuity payments pursuant to the deferred annuity do not meet the requirements of any other exception to the 10% penalty.

Special rules in relation to tax-free exchanges under Section 1035
Section 1035 of the Code permits certain tax-free exchanges of a life insurance, annuity or endowment contract for an annuity. If an annuity is purchased through a tax-free exchange of a life insurance, annuity or endowment contract that was purchased prior to August 14, 1982, then any distributions other than as annuity payments will be considered to come: |X| First, from the amount of "investment in the contract" made prior to August 14, 1982 and exchanged into the Annuity; |X| Then, from any "income on the contract" that is attributable to the purchase payments made prior to August 14, 1982
       (including income on such original purchase payments after the exchange); |X| Then, from any remaining "income on the contract"; and |X| Last from the remaining "investment in the contract."

Therefore, to the extent a distribution is less than the investment in the contract made prior to August 14, 1982, such amounts are not included in taxable income. Further, distributions received that are considered to be a return of investment on the contract from purchase payments made prior to August 14, 1982, such distributions are not subject to the 10% tax penalty. In all other respects, the general provisions of the Code apply to distributions from annuities obtained as part of such an exchange.

WHAT TAX CONSIDERATIONS ARE THERE FOR TAX-QUALIFIED RETIREMENT PLANS OR QUALIFIED CONTRACTS?
An annuity may be suitable as a funding vehicle for various types of tax-qualified retirement plans. We have provided summaries of the types of tax-qualified retirement plans with which we may issue an Annuity. These summaries provide general information about the tax rules and are not complete. The tax rules regarding qualified plans are complex. These rules may include limitations on contributions and restrictions on distributions, including additional taxation of distributions and additional penalties. Owners are cautioned that any rights and benefits under the Annuity are controlled by the terms and conditions of the tax-qualified retirement plan regardless of the terms of the Annuity. The application of these rules depends on individual facts and circumstances. Before purchasing an annuity for use in a qualified plan, you should obtain competent tax advice, both as to the tax treatment and suitability of such an investment. American Skandia does not make all of its annuities available to these types of tax-qualified retirement plans.

Corporate Pension and Profit-sharing Plans
Annuities may be used to fund employee benefits of various corporate pension and profit-sharing plans established by corporate employers under Sections 401(a) and 401(k) of the Code. Contributions to such plans are not taxable to the employee until distributions are made from the retirement plan. The Code imposes limitations on the amount that may be contributed and the timing of distributions. The tax treatment of distributions is subject to special provisions of the Code, and also depends on the design of the specific retirement plan. There are also special requirements as to participation, nondiscrimination, vesting and nonforfeitability of interests.

Annuities may also be used to fund benefits of retirement plans established by self-employed individuals for themselves and their employees. These are commonly known as "H.R. 10 Plans" or "Keogh Plans". These plans are subject to most of the same types of limitations and requirements as retirement plans established by corporations. However, the exact limitations and requirements may differ from those for corporate plans.

Tax Sheltered Annuities
Under Section 403(b) of the Code a tax sheltered annuity ("TSA") is a contract into which contributions may be made for the benefit of their employees by certain qualifying employers such as, public schools and certain charitable, educational and scientific organizations specified in Section 501(c)(3). Such contributions are not taxable to the employee until distributions are made from the TSA. The Code imposes limits on contributions, transfers and distributions. Nondiscrimination requirements also apply.

Under a TSA, you may be prohibited from taking distributions from the contract attributable to contributions made pursuant to a salary reduction agreement unless the distribution is made:
|X|      After the participating employee attains age 59 1/2;
|X|      Upon separation from service, death or disability; or
|X|      In the case of financial hardship (subject to restrictions)

Deferred Compensation Plans
Under Section 457 of the Code, deferred compensation plans established by governmental and certain other tax exempt employers for their employees may invest in annuity contracts. The Code limits contributions and distributions, and imposes eligibility requirements as well. Contributions are not taxable to employees until distributed from the plan. However, plan assets remain the property of the employer and are subject to the claims of the employer's general creditors until such assets are made available to participants or their beneficiaries.

Individual Retirement Programs or "IRAs"
Section 408 of the Code allows eligible individuals to maintain an individual retirement account or individual retirement annuity ("IRA"). IRAs are subject to limitations on the amount that may be contributed, the contributions that may be deducted from taxable income, the persons who may be eligible and the time when distributions must commence. Further, an Annuity may be used to "roll-over" distributions from certain tax-qualified retirement plans and maintain their tax-deferral.

Roth IRAs
A form of IRA is also available called a "Roth IRA". Contributions to a Roth IRA are not tax deductible. However, distributions from a Roth IRA are free from federal income taxes and are not subject to the 10% penalty tax if five (5) tax years have passed since the first contribution was made or any conversion from a traditional IRA was made, and the distribution is made (a) once the taxpayer is age 59 1/2 or older, (b) upon the death or disability of the taxpayer, or (c) for qualified first-time home buyer expenses, subject to certain limitations. Distributions from a Roth IRA that are not "qualified" as described above may be subject to a penalty tax.

SEP IRAs
Eligible employers that meet specified criteria may establish Simplified Employee Pensions or SEP IRAs using the employees' IRAs. Employer contributions that may be made to SEP IRAs are larger than the amounts that may be contributed to other IRAs, and may be deductible to the employer.

Purchasers of IRAs and Roth IRAs will receive a special disclosure document, which describes limitations on eligibility, contributions, transferability and distributions. It also describes the conditions under which distributions from IRAs and qualified plans may be rolled over or transferred into an IRA on a tax-deferred basis and the conditions under which distributions from traditional IRAs may be rolled over to, or the traditional IRA itself may be converted into a Roth IRA.

HOW ARE DISTRIBUTIONS FROM TAX-QUALIFIED RETIREMENT PLANS TAXED?
Distributions  from  tax-qualified  retirement  plans are generally  taxed under
Section 72 of the Code. Under these rules, a portion of each distribution may be excludable from income. The excludable amount is the proportion of the distribution that is based on the amount of investment gain on the after-tax contributions. Generally, a 10% penalty tax applies to the taxable portion of a distribution from a tax-qualified retirement plan made prior to age 59 1/2. However, the 10% penalty tax does not apply when the distribution: o is part of a properly executed transfer to another IRA or another eligible qualified plan;
o is subsequent to the death or disability of the taxpayer (for this purpose disability is as defined in Section 72(m)(7) of the Code);
o is part of substantially equal periodic payments to be paid not less frequently than annually for the taxpayer's life or life expectancy or for the joint lives or life expectancies of the taxpayer and a designated beneficiary;
o *is subsequent to a separation from service after the taxpayer attains age 55;
o *does not exceed the employee's allowable deduction in that tax year for medical care; and o *is made to an alternate payee pursuant to a qualified domestic relations order.

The exceptions above which are preceded by an * do not apply to IRAs.

Minimum Distributions after age 70 1/2: A participant's interest in a tax-qualified retirement plan must generally be distributed, or begin to be distributed, by the "required beginning date". This is generally not later than April 1st of the calendar year following the later of: |X| the calendar year in which the individual attains age 70 1/2; or |X| the calendar year in which the individual retires from service with the employer sponsoring the plan.

The participant's entire interest must be distributed beginning no later than the required beginning date over a period which may not extend beyond a maximum of the life expectancy of the participant and a designated Beneficiary. Each annual distribution must equal or exceed a "minimum distribution amount" which is determined by dividing the account value by the applicable life expectancy. The account balance is generally based upon the account value as of the close of business on the last day of the previous calendar year.
A larger annual distribution may be required under certain circumstances.

If the participant dies before reaching his or her required beginning date, his or her entire interest must generally be distributed within five years of death. However, this rule will be deemed satisfied if distributions begin before the close of the calendar year following death to a designated Beneficiary (or over a period not extending beyond the life expectancy of the beneficiary). If the Beneficiary is the individual's surviving spouse, distributions may be delayed until the individual would have attained age 70 1/2. If a participant dies after reaching his or her required beginning date or after distributions have commenced, the individual's interest must generally be distributed at least as rapidly as under the method of distribution in effect at the time of the individual's death.

If the amount distributed is less than the minimum required distribution for the year, the participant is subject to a 50% tax on the amount that was not properly distributed.

GENERAL TAX CONSIDERATIONS

Diversification: Section 817(h) of the Code provides that a variable annuity contract, in order to qualify as an annuity, must have an "adequately diversified" segregated asset account (including investments in a mutual fund by the segregated asset account of insurance companies). If the diversification requirements under the Code are not met and the annuity is not treated as an annuity, the taxpayer will be subject to income tax on the annual gain in the contract. The Treasury Department's regulations prescribe the diversification requirements for variable annuity contracts. We believe the underlying mutual fund portfolios should comply with the terms of these regulations.

Transfers Between Investment Options: Transfers between investment options are not subject to taxation. The Treasury Department may promulgate guidelines under which a variable annuity will not be treated as an annuity for tax purposes if persons with ownership rights have excessive control over the investments underlying such variable annuity. Such guidelines may or may not address the number of investment options or the number of transfers between investment options offered under a variable annuity. It is not known whether such guidelines, if in fact promulgated, would have retroactive effect. It is also not known what effect, if any, such guidelines may have on transfers between the investment options of the Annuity offered pursuant to this Prospectus. We will take any action, including modifications to your Annuity or the Sub-accounts, required to comply with such guidelines if promulgated.

Federal Income Tax Withholding: Section 3405 of the Code provides for Federal income tax withholding on the portion of a distribution which is includible in the gross income of the recipient. Amounts to be withheld depend upon the nature of the distribution. However, under most circumstances a recipient may elect not to have income taxes withheld or have income taxes withheld at a different rate by filing a completed election form with us.

Certain distributions, including rollovers, from most retirement plans, may be subject to automatic 20% withholding for Federal income taxes. This will not apply to:
o        any portion of a distribution paid as Minimum Distributions;
o        direct transfers to the trustee of another retirement plan;
o distributions from an individual retirement account or individual retirement annuity;
o distributions made as substantially equal periodic payments for the life or life expectancy of the participant in the retirement plan or the life or life expectancy of such participant and his or her designated beneficiary under such plan; and
o certain other distributions where automatic 20% withholding may not apply.

Loans, Assignments and Pledges: Any amount received directly or indirectly as a loan from, or any assignment or pledge of any portion of the value of an annuity before annuity payments have begun are treated as a distribution subject to taxation under the distribution rules set forth above. Any gain in an annuity subsequent to the assignment or pledge of an entire annuity while such assignment or pledge remains in effect is treated as "income on the contract" in the year in which it is earned. For annuities not issued for use as qualified plans (see "What Are Some of the Tax Considerations Regarding Qualified Retirement Plans"), the cost basis of the annuity is increased by the amount of any assignment or pledge includible in gross income. The cost basis is not affected by any repayment of any loan for which the annuity is collateral or by payment of any interest thereon.

Gifts: The gift of an annuity to other than the spouse of the owner (or former spouse incident to a divorce) is treated, for income tax purposes, as a distribution.

Estate and Gift Tax Considerations: You should obtain competent tax advice with respect to possible federal and state estate and gift tax consequences flowing from the ownership and transfer of annuities.

Generation-Skipping Transfers: Under the Code certain taxes may be due when all or part of an annuity is transferred to, or a death benefit is paid to, an individual two or more generations younger than the contract holder. These generation-skipping transfers generally include those subject to federal estate or gift tax rules. There is an aggregate $1 million exemption from taxes for all such transfers. We may be required to determine whether a transaction is a direct skip as defined in the Code and the amount of the resulting tax. We will deduct from your Annuity or from any applicable payment treated as a direct skip any amount of tax we are required to pay.

Considerations for Contingent Annuitants
There may be adverse tax consequences if a contingent annuitant succeeds an annuitant when the Annuity is owned by a trust that is neither tax exempt nor qualifies for preferred treatment under certain sections of the Code. In general, the Code is designed to prevent indefinite deferral of tax. Continuing the benefit of tax deferral by naming one or more contingent annuitants when the Annuity is owned by a non-qualified trust might be deemed an attempt to extend the tax deferral for an indefinite period. Therefore, adverse tax treatment may depend on the terms of the trust, who is named as contingent annuitant, as well as the particular facts and circumstances. You should consult your tax advisor before naming a contingent annuitant if you expect to use an Annuity in such a fashion.

GENERAL INFORMATION

HOW WILL I RECEIVE STATEMENTS AND REPORTS?
We send any statements and reports required by applicable law or regulation to you at your last known address of record. You should therefore give us prompt notice of any address change. We reserve the right, to the extent permitted by law and subject to your prior consent, to provide any prospectus, prospectus supplements, confirmations, statements and reports required by applicable law or regulation to you through our Internet Website at http://www.americanskandia.com or any other electronic means, including diskettes or CD ROMs. We send a confirmation statement to you each time a transaction is made affecting Account Value, such as making additional Purchase Payments, transfers, exchanges or withdrawals. We also send quarterly statements detailing the activity affecting your Annuity during the calendar quarter. You may request additional reports. We reserve the right to charge up to $50 for each such additional report. Instead of immediately confirming transactions made pursuant to some type of periodic transfer program (such as a dollar cost averaging program) or a periodic Purchase Payment program, such as a salary reduction arrangement, we may confirm such transactions in quarterly statements. You should review the information in these statements carefully.

All errors or corrections must be reported to us at our Office as soon as possible to assure proper accounting to your Annuity. For transactions that are confirmed immediately, we assume all transactions are accurate unless you notify us otherwise within 10 days from the date you receive the confirmation. For transactions that are only confirmed on the quarterly statement, we assume all transactions are accurate unless you notify us within 10 days from the date you receive the quarterly statement. All transactions confirmed immediately or by quarterly statement are deemed conclusive after the applicable 10 day period. We may also send an annual report and a semi-annual report containing applicable financial statements, as of December 31 and June 30, respectively, to Owners or, with your prior consent, make such documents available electronically through our Internet Website or other electronic means.

WHO IS AMERICAN SKANDIA?
American Skandia Life Assurance Corporation (the "Company") is a stock life insurance company domiciled in Connecticut with licenses in all 50 states and the District of Columbia. It is a wholly-owned subsidiary of American Skandia Investment Holding Corporation (the "Parent"), whose ultimate parent is Skandia Insurance Company Ltd., a Swedish company. The Company markets its products to broker-dealers and financial planners through an internal field marketing staff. In addition, the Company markets through and in conjunction with financial institutions such as banks that are permitted directly, or through affiliates, to sell annuities.

The Company has 99.9% ownership in Skandia Vida, S.A. de C.V. which is a life insurance company domiciled in Mexico. This Mexican life insurer is a start up company with expectations of selling long-term savings products within Mexico. The Company's investment in Skandia Vida, S.A. de C.V. is $1.5 million at December 31, 1997.

The Company is in the business of issuing variable annuity and variable life insurance contracts. The Company currently offers the following annuity products: (a) flexible premium deferred variable annuities and single premium fixed deferred annuities that are registered with the Securities and Exchange Commission, (b) certain other fixed deferred annuities that are not registered with the Securities and Exchange Commission; and (c) certain group variable annuities that are exempt from registration with the Securities and Exchange Commission that serve as funding vehicles for various types of qualified pension and profit sharing plans. The Company recently launched a single premium variable life insurance product and a flexible premium life insurance product.

WHAT ARE SEPARATE ACCOUNTS?

The assets supporting our obligations under the Annuities may be held in various accounts, depending on the obligation being supported. In the accumulation phase, assets supporting Account Values are held in separate accounts established under the laws of the State of Connecticut. We are the legal owner of assets in the separate accounts. In the payout phase, assets supporting fixed annuity payments and any adjustable annuity payments we make available are held in our general account. Income, gains and losses from assets allocated to these separate accounts are credited to or charged against each such separate account without regard to other income, gains or losses of American Skandia or of any other of our separate accounts. These assets may only be charged with liabilities which arise from the annuity contracts issued by American Skandia Life Assurance Corporation.

Separate Account B
During the accumulation phase, the assets supporting obligations based on allocations to the variable investment options are held in Class 1 Sub-accounts of American Skandia Life Assurance Corporation Variable Account B, also referred to as "Separate Account B". Separate Account B consists of multiple Sub-accounts. Separate Account B was established by us pursuant to Connecticut law. Separate Account B also holds assets of other annuities issued by us with values and benefits that vary according to the investment performance of Separate Account B. The Sub-accounts offered pursuant to this Prospectus are all Class 1 Sub-accounts of Separate Account B. Each class of Sub-accounts in Separate Account B has a different level of charges assessed against such Sub-accounts. You will find additional information about these underlying mutual funds and portfolios in the prospectuses for such funds.

Separate Account B is registered with the SEC under the 1940 Act as a unit investment trust, which is a type of investment company. This does not involve any supervision by the SEC of the investment policies, management or practices of Separate Account B. Each Sub-account invests only in a single mutual fund or mutual fund portfolio. We reserve the right to add Sub-accounts, eliminate Sub-accounts, to combine Sub-accounts, or to substitute underlying mutual funds or portfolios of underlying mutual funds.

Values and benefits based on allocations to the Sub-accounts will vary with the investment performance of the underlying mutual funds or fund portfolios, as applicable. We do not guarantee the investment results of any Sub-account. Your Account Value allocated to the Sub-accounts may increase or decrease. You bear the entire investment risk

Separate Account D
During the accumulation phase, assets supporting our obligations based on Fixed Allocations are held in American Skandia Life Assurance Corporation Separate Account D, also referred to as Separate Account D. Such obligations are based on the fixed interest rates we credit to Fixed Allocations and the terms of the Annuities. These obligations do not depend on the investment performance of the assets in Separate Account D. Separate Account D was established by us pursuant to Connecticut law.

There are no units in Separate Account D. The Fixed Allocations are guaranteed by our general account. An Annuity Owner who allocates a portion of their Account Value to Separate Account D does not participate in the investment gain or loss on assets maintained in Separate Account D. Such gain or loss accrues solely to us. We retain the risk that the value of the assets in Separate Account D may drop below the reserves and other liabilities we must maintain. Should the value of the assets in Separate Account D drop below the reserve and other liabilities we must maintain in relation to the annuities supported by such assets, we will transfer assets from our general account to Separate Account D to make up the difference. We have the right to transfer to our general account any assets of Separate Account D in excess of such reserves and other liabilities. We maintain assets in Separate Account D supporting a number of annuities we offer.


We have sole discretion over the investment managers retained to manage the assets maintained in Separate Account D. We currently employ investment managers for Separate Account D including, but not limited to, J.P. Morgan Investment Management Inc. Each manager we employ is responsible for investment management of a different portion of Separate Account D. From time to time additional investment managers may be employed or investment managers may cease being employed. We are under no obligation to employ or continue to employ any investment manager(s).

We are not obligated to invest according to specific guidelines or strategies except as may be required by Connecticut and other state insurance laws.


WHAT IS THE LEGAL STRUCTURE OF THE UNDERLYING FUNDS?
Each underlying mutual fund is registered as an open-end management investment company under the Investment Company Act of 1940. Shares of the underlying mutual fund portfolios are sold to separate accounts of life insurance companies offering variable annuity and variable life insurance products. The shares may also be sold directly to qualified pension and retirement plans.

Voting Rights
We are the legal owner of the shares of the underlying mutual funds in which Sub-accounts invest. However, under SEC rules, you have voting rights in relation to Account Value maintained in the Sub-accounts. If an underlying mutual fund portfolio requests a vote of shareholders, we will vote our shares in the manner directed by Owners with Account Value allocated to that Sub-account. Owners have the right to vote an amount equal to the number of shares attributable to their contracts. If we do not receive voting instructions in relation to certain shares, we will vote those shares in the same manner and proportion as the shares for which we have received instructions. We will furnish those Owners who have Account Value allocated to a Sub-account whose underlying mutual fund portfolio has requested a "proxy" vote with the necessary forms to provide us with their instructions. Generally, you will be asked to provide instructions for us to vote on matters such as changes in a fundamental investment strategy, adoption of a new investment advisory agreement, or matters relating to the structure of the underlying mutual fund that require a vote of shareholders.

Material Conflicts
It is possible that differences may occur between companies that offer shares of an underlying mutual fund portfolio to their respective separate accounts issuing variable annuities and/or variable life insurance products. Differences may also occur surrounding the offering of an underlying mutual fund portfolio to variable life insurance policies and variable annuity contracts that we offer. Under certain circumstances, these differences could be considered "material conflicts," in which case we would take necessary action to protect persons with voting rights under our variable annuity contracts and variable life insurance policies against persons with voting rights under other insurance companies' variable insurance products. If a "material conflict" were to arise between owners of variable annuity contracts and variable life insurance policies issued by us we would take necessary action to treat such persons equitably in resolving the conflict. "Material conflicts" could arise due to differences in voting instructions between owners of variable life insurance and variable annuity contracts of the same or different companies. We monitor any potential conflicts that may exist.

WHO DISTRIBUTES ANNUITIES OFFERED BY AMERICAN SKANDIA?
American Skandia Marketing, Incorporated ("ASM"), a wholly-owned subsidiary of American Skandia Investment Holding Corporation, is the distributor and principal underwriter of the securities offered through this prospectus. ASM acts as the distributor of a number of annuity and life insurance products we offer and both American Skandia Trust and American Skandia Advisor Funds, Inc., a family of retail mutual funds. ASM's principal business address is One Corporate Drive, Shelton, Connecticut 06484. ASM is registered as broker-dealer under the Securities and Exchange Act of 1934 ("Exchange Act") and is a member of the National Association of Securities Dealers, Inc. ("NASD").

The Annuity is offered on a continuous basis. ASM enters into distribution agreements with independent broker-dealers who are registered under the Exchange Act and with entities that may offer the Annuity but are exempt from registration. Applications for the Annuity are solicited by registered representatives of those firms. Such representatives will also be our appointed insurance agents under state insurance law. In addition, ASM may offer the Annuity directly to potential purchasers.

Compensation is paid to firms on sales of the Annuity according to one or more schedules. The individual representative will receive a portion of the compensation, depending on the practice of the firm. Compensation is generally based on a percentage of Purchase Payments made, up to a maximum of 7.0%. Alternative compensation schedules are available that provide a lower initial commission plus ongoing annual compensation based on all or a portion of Account Value. We may also provide compensation for providing ongoing service to you in relation to the Annuity. Commissions and other compensation paid in relation to the Annuity do not result in any additional charge to you or to the Separate Account.

In addition, firms may receive separate compensation or reimbursement for, among other things, training of sales personnel, marketing or other services they provide to us or our affiliates. We or ASM may enter into compensation arrangements with certain firms. These arrangements will not be offered to all firms and the terms of such arrangements may differ between firms. Any such compensation will be paid by us or ASM and will not result in any additional charge to you. To the extent permitted by NASD rules and other applicable laws and regulations, ASM may pay or allow other promotional incentives or payments in the form of cash or other compensation.


Advertising: We may advertise certain information regarding the performance of the investment options. Details on how we calculate performance for the Sub-accounts are found in the Statement of Additional Information. This information may help you review the performance of the investment options and provide a basis for comparison with other annuities. It may be less useful when comparing the performance of the investment options with other savings or investment vehicles. Such other investments may not provide some of the benefits of annuities, or may not be designed for long-term investment purposes. Additionally other savings or investment vehicles may not be receive the beneficial tax treatment given to annuities under the Code.

Performance information on the Sub-accounts is based on past performance only and is not an indication or representation of future performance. Performance of the Sub-accounts is not fixed. Actual performance will depend on the type, quality and, for some of the Sub-accounts, the maturities of the investments held by the underlying mutual funds or portfolios and upon prevailing market conditions and the response of the underlying mutual funds to such conditions. Actual performance will also depend on changes in the expenses of the underlying mutual funds or portfolios. Such changes are reflected, in turn, in the Sub-accounts which invest in such underlying mutual fund or portfolio. In addition, the amount of charges assessed against each Sub-account will affect performance.

Some of the underlying mutual fund portfolios existed prior to the inception of these Sub-accounts. Performance quoted in advertising regarding such Sub-accounts may indicate periods during which the Sub-accounts have been in existence but prior to the initial offering of the Annuities, or periods during which the underlying mutual fund portfolios have been in existence, but the Sub-accounts have not. Such hypothetical performance is calculated using the same assumptions employed in calculating actual performance since inception of the Sub-accounts.

As part of any advertisement of Standard Total Return, we may advertise the "Non-standard Total Return" of the Sub-accounts. Non-standard Total Return does not take into consideration the Annuity's contingent deferred sales charge and/or the Annual Maintenance Fee.

The information we may advertise regarding the Fixed Allocations may include the then current interest rates we are crediting to new Fixed Allocations. Information on Current Rates will be as of the date specified in such advertisement. Rates will be included in advertisements to the extent permitted by law. Given that the actual rates applicable to any Fixed Allocation are as of the date of any such Fixed Allocation's Guarantee Period begins, the rate credited to a Fixed Allocation may be more or less than those quoted in an advertisement.

Advertisements   we  distribute   may  also  compare  the   performance  of  our
Sub-accounts with: (a) certain unmanaged market indices, including but not limited to the Dow Jones Industrial Average, the Standard & Poor's 500, the Shearson Lehman Bond Index, the Frank Russell non-U.S. Universal Mean, the Morgan Stanley Capital International Index of Europe, Asia and Far East Funds, and the Morgan Stanley Capital International World Index; and/or (b) other management investment companies with investment objectives similar to the mutual fund or portfolio underlying the Sub-accounts being compared. This may include the performance ranking assigned by various publications, including but not limited to the Wall Street Journal, Forbes, Fortune, Money, Barron's, Business Week, USA Today and statistical services, including but not limited to Lipper Analytical Services Mutual Funds Survey, Lipper Annuity and Closed End Survey, the Variable Annuity Research Data Survey, SEI, the Morningstar Mutual Fund Sourcebook and the Morningstar Variable Annuity/Life Sourcebook.

American Skandia Life Assurance Corporation may advertise its rankings and/or ratings by independent financial ratings services. Such rankings may help you in evaluating our ability to meet our obligations in relation to Fixed Allocations, pay minimum death benefits, pay annuity payments or administer Annuities. Such rankings and ratings do not reflect or relate to the performance of Separate Account B.


AVAILABLE INFORMATION
A Statement of Additional Information is available from us without charge upon your request. It includes further information, as described in the section of this Prospectus entitled "Contents of the Statement of Additional Information". This Prospectus is part of the registration statement we filed with the Securities and Exchange Commission ("SEC") regarding this offering. Additional information on us and this offering is available in those registration statements and the exhibits thereto. You may obtain copies of these materials at the prescribed rates from the SEC's Public Reference Section, 450 Fifth Street N.W., Washington, D.C., 20549. You may inspect and copy those registration statements and exhibits thereto at the SEC's public reference facilities at the above address, Room 1024, and at the SEC's Regional Offices, 7 World Trade Center, New York, NY, and the Everett McKinley Dirksen Building, 219 South Dearborn Street, Chicago, IL. These documents, as well as documents incorporated by reference, may also be obtained through the SEC's Internet Website (http://www.sec.gov) for this registration statement as well as for other registrants that file electronically with the SEC.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

To the extent and only to the extent that any statement in a document incorporated by reference into this Prospectus is modified or superseded by a statement in this Prospectus or in a later-filed document, such statement is hereby deemed so modified or superseded and not part of this Prospectus. The Annual Report on Form 10-K for the year ended December 31, 1998 previously filed by the Company with the SEC under the Securities Exchange Act of 1934 is incorporated by reference in this Prospectus.


We will furnish you without charge a copy of any or all of the documents incorporated by reference in this Prospectus, including any exhibits to such documents which have been specifically incorporated by reference. We will do so upon receipt of your written or oral request.

HOW TO CONTACT US You can contact us by:
|X|   calling our Concierge Desk at 1-800-752-6342; or
|X| writing to us at American Skandia Life Assurance Corporation, P.O. Box 883, Shelton, Connecticut 06484-0883, Attention: Concierge Desk; or
|X| sending us an email to our electronic mail address at customerservice@skandia.com; or |X| accessing information about your Annuity through our Internet Website at americanskandia.com.

We may require that you present proper identification before performing transactions over the telephone, email or through our Internet website. This may include a Personal Identification Number or PIN that will be provided to you on or about the time that your Annuity is issued. To the extent permitted by law, we will not be responsible for any claims, loss, liability or expense in connection with a transaction requested by telephone or other electronic means if we acted on such transaction instructions after following reasonable procedures to identify those persons authorized to perform transactions on your Annuity using verification methods which may include a request for your Social Security number, PIN or other form of electronic identification. We may be liable for losses due to unauthorized or fraudulent instructions if we did not follow such procedures.


INDEMNIFICATION
Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "1933 Act") may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is therefore unenforceable.

LEGAL PROCEEDINGS
As of the date of this Prospectus, neither we nor ASM were involved in any litigation outside of the ordinary course of business, and know of no material claims.

EXECUTIVE OFFICERS AND DIRECTORS

Our executive officers, directors and certain significant employees, their ages, positions with us and principal occupations are indicated below. The immediately preceding work experience is provided for officers that have not been employed by us or an affiliate for at least five years as of the date of this Prospectus.

Name/                                                         Position with American Skandia
Age                                                           Life Assurance Corporation                        Principal Occupation

Gordon C. Boronow*                                            Deputy Chief Executive                          Deputy Chief Executive
45                                                            Officer and President                           Officer and President:
                                                              Director (since July, 1991)                      American Skandia Life
                                                                                                               Assurance Corporation

Nancy F. Brunetti                                             Director (since February, 1996)          Executive Vice President and
36                                                                                                          Chief Operating Officer:
                                                                                                       American Skandia Information
                                                                                                 Services and Technology Corporation

Malcolm M. Campbell                                           Director (since July, 1991)                 Director of Operations and
42                                                                                                     Chief Actuary, Assurance and
                                                                                                        Financial Services Division:
                                                                                                      Skandia Insurance Company Ltd.

Jan R. Carendi*                                               Chief Executive                    Senior Executive Vice President and
53                                                            Officer and                      Member of Executive Management Group:
                                                              Chairman of the                         Skandia Insurance Company Ltd.
                                                              Board of Directors
                                                              Director (since May, 1988)

Lincoln R. Collins                                            Executive Vice President and                 Executive Vice President
37                                                            Chief Operating Officer                   and Chief Operating Officer:
                                                              Director (since February, 1996)                  American Skandia Life
                                                                                                               Assurance Corporation

Henrik Danckwardt                                             Director (since July, 1991)                        Director of Finance
44                                                                                                               and Administration,
                                                                                                             Assurance and Financial
                                                                                                                  Services Division:
                                                                                                      Skandia Insurance Company Ltd.

Wade A. Dokken                                                Director (since July, 1991)                       President and Deputy
38                                                                                                          Chief Executive Officer:
                                                                                            American Skandia Marketing, Incorporated


Brian L. Hirst                                                Vice President,                                        Vice President,
50                                                            Corporate Actuary                                   Corporate Actuary:
                                                                                                               American Skandia Life
                                                                                                               Assurance Corporation

Mr. Hirst joined us in 1996. He previously held the positions of Vice President from 1993 to 1996 and Second Vice President from 1987 to 1992 at Allmerica
Financial.

N. David Kuperstock                                           Vice President,                                        Vice President,
46                                                            Product Development                               Product Development:
                                                                                                               American Skandia Life
                                                                                                               Assurance Corporation

Thomas M. Mazzaferro                                          Executive Vice President and              Executive Vice President and
45                                                            Chief Financial Officer,                      Chief Financial Officer:
                                                              Director (since September, 1994)                 American Skandia Life
                                                                                                               Assurance Corporation

Gunnar J. Moberg                                              Director (since October, 1994)         Director - Marketing and Sales,
43                                                                                                          Assurances and Financial
                                                                                                                  Services Division:
                                                                                                      Skandia Insurance Company Ltd.

David R. Monroe                                               Treasurer, Vice President,                  Treasurer, Vice President,
36                                                            and Controller                                         and Controller:
                                                                                                               American Skandia Life
                                                                                                               Assurance Corporation

Mr. Monroe joined us in 1996. He  previously  held  positions of Assistant  Vice
President and Director at Allmerica  Financial from August,  1994 to July,  1996 and Senior Manager at KPMG Peat Marwick from July, 1983 to July, 1994.

Rodney D. Runestad                                            Vice President                                         Vice President:
48                                                                                                             American Skandia Life
                                                                                                               Assurance Corporation

Anders O. Soderstrom                                          Executive Vice President and                             President and
38                                                            Chief Information Officer                   Chief Information Officer:
                                                              Director (since September, 1994)          American Skandia Information
                                                                                                 Services and Technology Corporation

Amanda C. Sutyak                                              Executive Vice President                                Vice President
40                                                            Director (since July, 1991)                           American Skandia
                                                                                                             Marketing, Incorporated

C. Ake Svensson                                               Director (since December, 1994)                        Vice President,
47                                                                                                             Business Development:
                                                                                                         American Skandia Investment
                                                                                                                 Holding Corporation

Mr.  Svensson  joined us in 1994. He previously held the position of Senior Vice
President with Nordenbanken.

Bayard F. Tracy                                               Director (since September, 1994)                Senior Vice President,
50                                                                                                           National Sales Manager:
                                                                                                                    American Skandia
                                                                                                             Marketing, Incorporated

Jeffrey M. Ulness                                             Vice President,                                        Vice President,
37                                                            Product Management                                 Product Management:
                                                                                                               American Skandia Life
                                                                                                               Assurance Corporation

Mr. Ulness joined us in 1994. He previously held the positions of Counsel at North American Security Life Insurance Company from March, 1991 to July, 1994 and Associate at LeBoeuf, Lamb, Leiby, Green and MacRae from January, 1990 to
March 1991.

--------
* Trustees of American Skandia Trust, one of the underlying mutual funds in which the Sub-accounts offered pursuant to this Prospectus invest.

                                GLOSSARY OF TERMS

Many terms used within this Prospectus are described within the text where they appear. The description of those terms are not repeated in this Glossary of Terms.

Account Value: The value of each allocation to a Sub-account or a Fixed Allocation prior to the Annuity Date, plus any earnings, and/or less any losses, distributions and charges. The Account Value is calculated before we assess any applicable Contingent Deferred Sales Charge and/or any Annual Maintenance Fee. Account Value is determined separately for each Sub-account and for each Fixed Allocation, and then totaled to determine Account Value for your entire Annuity. Account Value of each Fixed Allocation on other than its Maturity Date may be calculated using a market value adjustment.

Annuity Date: The date you choose for annuity payments to commence. There may be a maximum Annuity Date in certain states.

Annuity Year: A 12 month period commencing on the Issue Date of the Annuity and each successive 12 month period thereafter.

Code: The Internal Revenue Code of 1986, as amended from time to time.

Fixed Allocation: An allocation of Account Value that is to be credited a fixed rate of interest for a specified Guarantee Period during the accumulation period.

Guarantee Period: A period of time during the accumulation period where we credit a fixed rate of interest on a Fixed Allocation.

Interim Value: As of any particular date, the initial value allocated to the Fixed Allocation plus all interest credited to the Fixed Allocation as of the date calculated, less any transfers or withdrawals from the Fixed Allocation.

Issue Date: The effective date of your Annuity.

MVA: A market value adjustment used in the determination of Account Value of each Fixed Allocation on a day other than such Fixed Allocation's Maturity Date.

Owner: With an Annuity issued as an individual annuity contract, the Owner is either an eligible entity or person named as having ownership rights in relation to the Annuity. With an Annuity issued as a certificate under a group annuity contract, the "Owner" refers to the person or entity who has the rights and benefits designated as to the "Participant" in the certificate.

Surrender Value: The value of your Annuity available upon surrender prior to the Annuity Date. It equals the Account Value as of the date we price the surrender less any applicable CDSC and any applicable Annual Maintenance Fee.

Unit: A measure used to calculate your Account Value in a Sub-account during the accumulation period.

Valuation Day: Every day the New York Stock Exchange is open for trading or any other day the Securities and Exchange Commission requires mutual funds or unit investment trusts to be valued.

                                   APPENDIX A

                              FINANCIAL INFORMATION

EXPENSE EXAMPLES:
The examples which follow are designed to assist you in understanding the various costs and expenses you will bear directly or indirectly if you maintain Account Value in the Sub-accounts. The examples reflect expenses of our Sub-accounts, as well as those of the underlying mutual fund portfolios.

The examples shown assume that: (a) all your Account Value is maintained only in Sub-accounts; (b) fees and expenses remain constant; (c) there are no withdrawals of Account Value during the period shown; (d) there are no transfers or other transactions subject to a fee during the period shown; (e) no tax charge applies; and (f) the expenses throughout the period for the underlying mutual fund portfolios will be the lower of the expenses without any applicable reimbursement or expenses after any applicable reimbursement, as shown above in the section entitled "Contract Expense Summary."

THE EXAMPLES ARE ILLUSTRATIVE ONLY - THEY SHOULD NOT BE CONSIDERED A REPRESENTATION OF PAST OR FUTURE EXPENSES OF THE UNDERLYING MUTUAL FUNDS OR THEIR PORTFOLIOS - ACTUAL EXPENSES MAY BE GREATER OR LESS THAN THOSE SHOWN. The Sub-accounts are referred to below by their specific names.



           Examples (amounts shown are rounded to the nearest dollar)

                                      If you  surrender  your  Annuity  at                        If you do not surrender your
                                       the  end  of  the  applicable   time                        Annuity at the end of the
                                       period,  you would pay the following                        applicable time period or begin
                                       expenses  on  a  $1,000  investment,                        taking annuity payments at such
                                       assuming 5% annual return on assets:                        time, you would pay the following
                                                                                                   expenses on a $1,000 investment,
                                                                                                   assuming 5% annual return on
                                                                                                   assets:

                                                       After:                                                   After:
Sub-accounts                             1 yr.   3 yr.    5 yr.   10 yr.                            1 yr.    3 yr.    5 yr.   10 yr.
------------

ASTLA Growth and Income
AST LA Small Cap Value
AST JanCap Growth
AST Janus Overseas Growth
AST Money Market
AST Fed High Yield
AST T. Rowe Price Asset Allocation
AST T. Rowe Price International Equity
AST T. Rowe Price Natural Resources
AST T. Rowe Price International Bond
AST T. Rowe Price Small Company Value
AST Janus Small-Cap
AST Founders Passport
AST INVESCO Equity Income
AST PIMCO Total Return Bond
AST PIMCO Limited Maturity Bond
AST Oppenheimer Large-Cap Growth
AST American Century International Growth
AST American Century Strategic Balanced
AST Putnam Value Growth & Income
AST Putnam International Equity
AST Putnam Balanced
AST Cohen & Steers Realty
AST Bankers Trust Enhanced 500
AST Marsico Capital Growth
AST NB Mid-Cap Value
AST NB Mid-Cap Growth
AST Kemper Small-Cap Growth
AA Growth
AA Small Capitalization
AA MidCap Growth
MV Emerging Markets
LAT WF Equity Value


CONDENSED FINANCIAL INFORMATION ABOUT SEPARATE ACCOUNT B
The Unit Prices and number of Units in the Sub-accounts that commenced operations prior to January 1, 1998 are shown below. All or some of these Sub-accounts were available during the periods shown as investment options for other variable annuities we offer pursuant to different prospectuses. The charges assessed against the Sub-accounts under the terms of those other variable annuities are the same as the charges assessed against such Sub-accounts under the Annuity offered pursuant to this Prospectus.

         Unit Prices And Numbers Of Units: The following table shows: (a) the Unit Price, as of the dates shown, for Units in each of the Class 1 Sub-accounts of Separate Account B that commenced operations prior to January 1, 1998 and are being offered pursuant to this Prospectus or which we offer pursuant to certain other prospectuses; and (b) the number of Units outstanding in each such Sub-account as of the dates shown. The year in which operations commenced in each such Sub-account is noted in parentheses. The portfolios in which a particular Sub-account invests may or may not have commenced operations prior to the date such Sub-account commenced operations. The initial offering price for each Sub-account was $10.00.





            Sub-account and the Year Sub-account Operations Commenced

                         AA                                                             AST
                        Small                            AA              AST          Putnam
                       Capitali-         AA            MidCap          Money        International    AST Founders       AST JanCap
                       zation          Growth          Growth          Market         Equity          Passport          Growth
                       (1988)          (1988)          (1993)          (1992)         (1989)           (1995)           (1992)
                       ------          ------          ------          ------         ------           ------           ------
No. of Units
  as of 12/31/97   13,866,126      15,854,570      14,687,032      66,869,998      17,534,233        9,988,104        62,486,302
  as of 12/31/96   14,939,269      15,666,357      14,528,945      42,435,169      17,220,688        9,922,698        46,779,164
  as of 12/31/95   12,317,364      12,092,291       8,299,743      30,564,442      14,393,137        2,601,283        28,662,737
  as of 12/31/94    9,356,764       5,614,760       4,308,374      27,491,389      14,043,215                0        22,354,170
  as of 12/31/93    7,101,658       2,997,458       1,450,892      11,422,783       9,063,464                0        13,603,637
  as of 12/31/92    4,846,024       1,482,037               0         457,872       1,948,773                0         1,476,139
  as of 12/31/91    2,172,189         559,779               0               0       1,092,902                0                 0
  as of 12/31/90      419,718          82,302               0               0         398,709                0                 0
  as of 12/31/89       35,438           6,900               0               0          29,858                0                 0
  as of 12/31/88        3,000               0               0               0               0                0                 0

Unit Price
  as of 12/31/97       $44.87          $43.20          $23.76          $11.57          $22.95           $11.46            $23.83
  as of 12/31/96        40.85           34.84           20.96           11.16           19.70            11.39             18.79
  as of 12/31/95        39.78           31.18           19.00           10.77           18.23            10.23             14.85
  as of 12/31/94        27.95           23.18           13.34           10.35           16.80                0             10.91
  as of 12/31/93        29.65           23.18           13.74           10.12           16.60                0             11.59
  as of 12/31/92        26.54           19.19               0           10.01           12.37                0             10.51
  as of 12/31/91        26.00           17.32               0               0           13.69                0                 0
  as of 12/31/90        16.74           12.51               0               0           12.98                0                 0
  as of 12/31/89        15.61           12.19               0               0           13.64                0                 0
  as of 12/31/88         9.63            9.96               0               0               0                0                 0



            Sub-account and the Year Sub-account Operations Commenced

                         LA                                                       AST T. Rowe       AST T. Rowe      AST T. Rowe
                       Growth            AST           AST NB          AST Fed        Price            Price            Price
                         and           Putnam          Mid-Cap          High           Asset        International       Natural
                       Income         Balanced         Value           Yield       Allocation         Equity          Resources
                       (1992)          (1993)          (1993)          (1994)         (1994)           (1994)           (1995)
No. of Units
  as of 12/31/97   42,197,002      22,109,373      11,745,440      29,663,242      13,524,781       37,784,426         7,550,076
  as of 12/31/96   28,937,085      20,691,852       9,062,152      15,460,522       8,863,840       32,628,595         6,061,852
  as of 12/31/95   18,411,759      20,163,848       8,642,186       6,915,158       4,868,956       17,935,251           808,605
  as of 12/31/94    7,479,449      13,986,604       7,177,232       2,106,791       2,320,063       11,166,758                 0
  as of 12/31/93    4,058,228       8,743,758       5,390,887               0               0                0                 0
  as of 12/31/92      956,949               0               0               0               0                0                 0
  as of 12/31/91            0               0               0               0               0                0                 0
  as of 12/31/90            0               0               0               0               0                0                 0
  as of 12/31/89            0               0               0               0               0                0                 0
  as of 12/31/88            0               0               0               0               0                0                 0

Unit Price
  as of 12/31/97       $21.74          $15.98          $16.72          $14.13          $15.53           $11.69            $14.46
  as of 12/31/96        17.79           13.70           13.41           12.62           13.30            11.70             14.19
  as of 12/31/95        15.22           12.49           12.20           11.27           11.92            10.39             11.01
  as of 12/31/94        11.98           10.34            9.81            9.56            9.80             9.49                 0
  as of 12/31/93        11.88           10.47           10.69               0               0                0                 0
  as of 12/31/92        10.60               0               0               0               0                0                 0
  as of 12/31/91            0               0               0               0               0                0                 0
  as of 12/31/90            0               0               0               0               0                0                 0
  as of 12/31/89            0               0               0               0               0                0                 0
  as of 12/31/88            0               0               0               0               0                0                 0


            Sub-account and the Year Sub-account Operations Commenced

                    AST T. Rowe                                      AST PIMCO     AST PIMCO
                        Price         AST Janus      AST INVESCO       Total         Limited         AST NB
                    International     Small-Cap        Equity          Return        Maturity         Mid-Cap          AST NB
                        Bond           Growth1          Income           Bond           Bond            Growth         Partners
                       (1994)          (1994)          (1994)          (1994)         (1995)           (1994)           (1995)
                       ------          -----           ------          ------         ------           ------           ------
No. of Units
  as of 12/31/97   12,089,872      14,662,728      33,420,274      44,098,036      25,008,310       11,293,799        31,834,555
  as of 12/31/96    8,677,712      12,282,211      23,592,226      29,921,643      18,894,375        9,563,858        18,457,334
  as of 12/31/95    4,186,695       6,076,373      13,883,712      19,061,840      15,058,644        3,658,836         7,958,498
  as of 12/31/94    1,562,364       2,575,105       6,633,333       4,577,708               0          301,267                 0
  as of 12/31/93            0               0               0               0               0                0                 0
  as of 12/31/92            0               0               0               0               0                0                 0
  as of 12/31/91            0               0               0               0               0                0                 0
  as of 12/31/90            0               0               0               0               0                0                 0
  as of 12/31/89            0               0               0               0               0                0                 0
  as of 12/31/88            0               0               0               0               0                0                 0

Unit Price
  as of 12/31/97       $10.45          $17.28          $17.31          $12.44          $11.26           $16.10            $19.92
  as of 12/31/96        10.98           16.54           14.23           11.48           10.62            13.99             15.39
  as of 12/31/95        10.51           13.97           12.33           11.26           10.37            12.20             12.05
  as of 12/31/94         9.59           10.69            9.61            9.61               0             9.94                 0
  as of 12/31/93            0               0               0               0               0                0                 0
  as of 12/31/92            0               0               0               0               0                0                 0
  as of 12/31/91            0               0               0               0               0                0                 0
  as of 12/31/90            0               0               0               0               0                0                 0
  as of 12/31/89            0               0               0               0               0                0                 0
  as of 12/31/88            0               0               0               0               0                0                 0



            Sub-account and the Year Sub-account Operations Commenced

                   AST Oppenheimer       MV              AST    AST American   AST American Century   AST       AST T. Rowe Price
                     Large-Cap        Emerging    Putnam Value Century Strategic   International     Janus        Small Company
                       Growth2          Markets     Growth & Income    Balanced        Growth      Overseas Growth       Value
                       (1996)          (1996)          (1997)          (1997)         (1997)           (1997)           (1997)
No. of Units
  as of 12/31/97   18,736,994      10,371,104       9,523,815       2,560,866       2,857,188       21,405,891        14,612,510
  as of 12/31/96    4,324,161       2,360,940               0               0               0                0                 0
  as of 12/31/95            0               0               0               0               0                0                 0
  as of 12/31/94            0               0               0               0               0                0                 0
  as of 12/31/93            0               0               0               0               0                0                 0
  as of 12/31/92            0               0               0               0               0                0                 0
  as of 12/31/91            0               0               0               0               0                0                 0
  as of 12/31/90            0               0               0               0               0                0                 0
  as of 12/31/89            0               0               0               0               0                0                 0
  as of 12/31/88            0               0               0               0               0                0                 0

Unit Price
  as of 12/31/97       $12.33          $10.05          $12.06          $11.18          $11.35           $11.70            $12.70
  as of 12/31/96        10.89           10.25               0               0               0                0                 0
  as of 12/31/95            0               0               0               0               0                0                 0
  as of 12/31/94            0               0               0               0               0                0                 0
  as of 12/31/93            0               0               0               0               0                0                 0
  as of 12/31/92            0               0               0               0               0                0                 0
  as of 12/31/91            0               0               0               0               0                0                 0
  as of 12/31/90            0               0               0               0               0                0                 0
  as of 12/31/89            0               0               0               0               0                0                 0
  as of 12/31/88            0               0               0               0               0                0                 0



            Sub-account and the Year Sub-account Operations Commenced

                     AST Marsico
                       Capital
                       Growth
                       (1997)
No. of Units
------------
  as of 12/31/97      714,309
  as of 12/31/96            0
  as of 12/31/95            0
  as of 12/31/94            0
  as of 12/31/93            0
  as of 12/31/92            0
  as of 12/31/91            0
  as of 12/31/90            0
  as of 12/31/89            0
  as of 12/31/88            0

Unit Price
----------
  as of 12/31/97       $10.03
  as of 12/31/96            0
  as of 12/31/95            0
  as of 12/31/94            0
  as of 12/31/93            0
  as of 12/31/92            0
  as of 12/31/91            0
  as of 12/31/90            0
  as of 12/31/89            0
  as of 12/31/88            0


1 The AST Janus Small-Cap Growth Portfolio was formerly called the Founders Capital AppreciationPortfolio. The portfolio name, investment objective and policies were changed pursuant to a shareholder vote on December 30, 1998.

2 The AST Oppenheimer Large-Cap Growth Portfolio was formerly called the Robertson Stephens Value + Growth Portfolio. The portfolio name, investment objective and policies were changed pursuant to a shareholder vote on December 30, 1998.

Information is not shown for Sub-accounts that had not commenced operations prior to January 1, 1998

                                   APPENDIX B

                  FINANCIAL INFORMATION ABOUT AMERICAN SKANDIA
                           (TO BE FILED BY AMENDMENT)

                   American Skandia Life Assurance Corporation
                            Attention: Concierge Desk

                              For Written Requests:

                                  P.O. Box 883
                           Shelton, Connecticut 06484

                            For Electronic Requests:

                           customerservice@Skandia.com

                             For Requests by Phone:

                                 1-800-752-6342


--------------------------------------------------------------------------------
PLEASE SEND ME A STATEMENT OF ADDITIONAL INFORMATION THAT CONTAINS FURTHER DETAILS ABOUT THE AMERICAN SKANDIA ANNUITY DESCRIBED IN PROSPECTUS ASPro-PROS (05/99).
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


             -------------------------------------------------------
                                (print your name)



             -------------------------------------------------------
                                    (address)



             -------------------------------------------------------
                              (city/state/zip code)

ADDITIONAL   INFORMATION:   Inquiries   will  be   answered   by  calling   your
representative or by writing to:
                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                                       at

                                  P.O. Box 883
                           Shelton, Connecticut 06484

                                       or

                           customerservice@Skandia.com



                            Issued by: Serviced at:

AMERICAN SKANDIA LIFE                                      AMERICAN SKANDIA LIFE
ASSURANCE CORPORATION                                      ASSURANCE CORPORATION
One Corporate Drive                                                 P.O. Box 883
Shelton, Connecticut 06484                            Shelton, Connecticut 06484
Telephone: 1-800-752-6342                             Telephone:  1-800-752-6342
http://www.AmericanSkandia.com                    http://www.AmericanSkandia.com

                                 Distributed by:

                    AMERICAN SKANDIA MARKETING, INCORPORATED
                               One Corporate Drive
                           Shelton, Connecticut 06484
                             Telephone: 203-926-1888
                         http://www.AmericanSkandia.com



ASPro
                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution:  Not Applicable.

Item 15. Indemnification of Directors and Officers: Under Section 33-320a of the Connecticut General Statutes, the Registrant must indemnify a director or officer against judgments, fines, penalties, amounts paid in settlement and reasonable expenses including attorneys' fees, for actions brought or threatened to be brought against him in his capacity as a director or officer when certain disinterested parties determine that he acted in good faith and in a manner he reasonably believed to be in the best interests of the Registrant. In any criminal action or proceeding, it also must be determined that the director or officer had no reason to believe his conduct was unlawful. The director or officer must also be indemnified when he is successful on the merits in the defense of a proceeding or in circumstances where a court determines that he is fairly and reasonable entitled to be indemnified, and the court approves the amount. In shareholder derivative suits, the director or officer must be finally adjudged not to have breached this duty to the Registrant or a court must determine that he is fairly and reasonably entitled to be indemnified and must approve the amount. In a claim based upon the director's or officer's purchase or sale of the Registrants' securities, the director or officer may obtain indemnification only if a court determines that, in view of all the circumstances, he is fairly and reasonably entitled to be indemnified and then for such amount as the court shall determine. The By-Laws of American Skandia Life Assurance Corporation ("ASLAC") also provide directors and officers with rights of indemnification, consistent with Connecticut Law.

The foregoing statements are subject to the provisions of Section 33-320a.

Directors and officers of ASLAC and American Skandia Marketing, Incorporated, ("ASM, Inc."), can also be indemnified pursuant to Indemnity Agreements between each director and officer and American Skandia Investment Holding Corporation, a corporation organized under the laws of the state of Delaware. The provisions of the Indemnity Agreement are governed by Section 45 of the General Corporation Law of the State of Delaware.

The directors and officers of ASLAC and ASM, Inc. are covered under a directors and officers liability insurance policy issued by an unaffiliated insurance company and an insurance policy issued to Skandia Insurance Company Ltd., their ultimate parent. Such policy will reimburse ASLAC or ASM, Inc., as applicable, for any payments that it shall make to directors and officers pursuant to law and, subject to certain exclusions contained in the policy, will pay any other costs, charges and expenses, settlements and judgments arising from any proceeding involving any director or officer of ASLAC or ASM, Inc., as applicable, in his or her past or present capacity as such.


Item 16.  Exhibits and Financial Statement Schedules:

         Exhibits                                                                                              Page


1        Underwriting  agreement  incorporated  by reference  to  Post-Effective
         Amendment No. 1 to Registration Statement No. 33-26122,  filed March 1,
         1990  Filed  via  EDGAR  with   Post-Effective   Amendment   No.  1  to
         Registration Statement No. 333-25733, filed March 2, 1998.


2        Plan of acquisition, reorganization, arrangement, liquidation or succession                 Not applicable


3 Articles of incorporation and by-laws incorporated by reference to Pre-Effective Amendment No. 2 to Registration Statement No. 33-19363, filed July 27, 1988. Filed via EDGAR with Post-Effective Amendment No.
         6 to Registration Statement No. 33-87010, filed March 2, 1998.

4        Instruments   defining  the  rights  of  security  holders,   including
         indentures  incorporated by reference to Pre-Effective  Amendment No. 1 to Registration Statement No. 333-26685, filed via EDGAR July 22, 1997



5                                                                                                   Opinion re legality
Included as Exhibit 23(b)

6 - 9                                                                                                Not applicable

10       Material contracts (Investment Management Agreement)

(a)      Agreement with J.P. Morgan Investment Management Inc. incorporated by reference to
         Post-Effective Amendment No. 5 to Registration Statement No. 33-26122, filed April 23, 1991
         Filed via EDGAR with Post-Effective Amendment No. 1 Registration Statement No. 333-00941, filed February 25, 1997

(b)      Agreement  with  Fleet  Investment   Advisors  Inc.,   incorporated  by
         reference to the initial filing of Registration  Statement No. 33-86918 filed  December 1, 1994 Filed via EDGAR with  Post-Effective  Amendment
         No. 1 Registration Statement No. 333-00941, filed February 25, 1997

11 - 22                                                                                              Not applicable


23a      (1)  Consent of Ernst & Young LLP                                                           TO BE FILED BY AMENDMENT


         (2)  Consent of Deloitte & Touche LLP                                                       TO BE FILED BY AMENDMENT

23b      Opinion & Consent of Werner & Kennedy                                                       TO BE FILED BY AMENDMENT
24       Power of Attorney

         Directors  Boronow,  Campbell,   Carendi,   Danckwardt,   Dokken,  Sutyak,  Mazzaferro,   Moberg,
         Soderstrom,  Tracy, Svensson,  Brunetti, and Collins filed via EDGAR with Initial Registration to
         Registration Statement No. 333-025733, filed April 24, 1997

25 - 28                                                                                     Not applicable
---------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

An index to the financial statement schedules is omitted because it is not required or is not applicable.

Item 17.  Undertakings:  The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, post-effective amendments to this registration statement:

         (i) To include any prospectus required by section 10 (a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

--------------------------------------------------------------------------------

LEGAL EXPERTS: Counsel with respect to Federal laws and regulations applicable to the issue and sale of the Annuities and with respect to Connecticut law is Werner & Kennedy, 1633 Broadway, New York, New York 10019.

                                                 Exhibits

Exhibit 23a      (1)  Consent of Ernst & Young LLP      TO BE FILED BY AMENDMENT
                 (2)  Consent of Deloitte & Touche LLP  TO BE FILED BY AMENDMENT

Exhibit 23b     Opinion and Consent of Werner & Kennedy TO BE FILED BY AMENDMENT



                                 SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Shelton, State of Connecticut, January 6, 1999.

                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                                   Registrant


By:/s/ Kathleen A. Chapman                       Attest:/s/ Soctt K. Richardson
Kathleen A. Chapman, Assistant Corporate Secretary          Scott K. Richardson

Pursuant to the  requirements of the Securities Act of 1933,  this  Registration
Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature                                               Title                              Date

                                             (Principal Executive Officer)


           Jan R. Carendi*                        Chief Executive Officer,            January 6, 1999
           Jan R. Carendi                    Chairman of the Board and Director

                                             (Principal Financial Officer)
   /s/ Thomas M. Mazzaferro                  Executive Vice President and             January 6, 1999
        Thomas M. Mazzaferro                       Chief Financial Officer

                                             (Principal Accounting Officer)
  /s/ David R. Monroe                        Treasurer, Vice President and            January 6, 1999
        David R. Monroe                                Controller



                              (Board of Directors)


          Jan. R. Carendi*                           Gordon C. Boronow*                Malcolm M. Campbell*
           Jan. R. Carendi                            Gordon C. Boronow                 Malcolm M. Campbell

         Henrik Danckwardt*                           Amanda C. Sutyak*                   Wade A. Dokken*
          Henrik Danckwardt                           Amanda C. Sutyak                    Wade A. Dokken

       Thomas M. Mazzaferro*                          Gunnar Moberg*                  Bayard F. Tracy*
        Thomas M. Mazzaferro                            Gunnar Moberg                     Bayard F. Tracy

        Anders Soderstrom*                          C. Ake Svensson*                 Lincoln R. Collins**
          Anders Soderstrom                           C. Ake Svensson                   Lincoln R. Collins

                                                  Nancy F. Brunetti*
                                                    Nancy F. Brunetti


                                *By: /s/Kathleen A. Chapman
                                        Kathleen A. Chapman

*Pursuant to Powers of Attorney  filed with Initial Registration Statement No. 333-25733
